UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Emergent BioSolutions Inc.
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2025 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Our Mission
At Emergent, our mission is to protect and save lives.

Our Vision
Our vision is to become the leader in solving health threats for communities around the world.

Our Capabilities
We are a leading public health company that delivers protective and life-saving solutions to communities around the world.

Commercial Products

We offer commercialized products that address endemic public health threats such as the opioid epidemic.

Medical Countermeasures

We specialize in developing, manufacturing, and stockpiling medical countermeasures for military and civilian populations that target some of the deadliest public health threats.

Bioservices

We offer molecule-to-market drug substance and drug product development and manufacturing services to biopharma innovators, government, and non-government organizations.

Dear Fellow Stockholders,
I join the entire Board of Directors in inviting you to attend Emergent’s 2025 annual meeting of stockholders, to be held virtually on April 30, 2025, at 9:00 a.m., Eastern Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/EBS2025, where you will be able to listen to the meeting live, submit questions and vote online.
Looking back at the last year, I am pleased at the work our teams have done to advance Emergent’s plan to stabilize, turnaround, and transform the business. Through significant action, including several asset divestitures, resolving legacy issues, and securing significant debt refinancing, the team has stabilized Emergent’s financials and positioned the Company to execute its turnaround strategy.
The Board of Directors is confident in Emergent’s ability to transform the business to deliver sustainable value for stockholders, while continuing the important work of protecting communities from health threats. We will continue working to provide strong governance and independent oversight to represent your interests as Emergent builds upon the success of its stabilization efforts and moves toward turnaround and transformation.
On behalf of the Board, thank you for your continued investment in Emergent and joining us in our mission to protect and enhance life.

Sincerely,

Zsolt Harsanyi, Ph.D.
Chairman of the Board of Directors
March 21, 2025

YOUR VOTE IS IMPORTANT PLEASE TAKE TIME TO VOTE AS PROMPTLY AS POSSIBLE

Notice of 2025 Annual Meeting of Stockholders
TO OUR STOCKHOLDERS
The 2025 annual meeting of stockholders of Emergent BioSolutions Inc. will be held on April  30, 2025, at 9:00 a.m., Eastern Time. You will be able to attend the annual meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/EBS2025.
The annual meeting will be held for the following purposes:

1	To elect each of Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. as Class I directors to hold office for a term expiring at our 2028 annual meeting of stockholders, each to serve until their respective successors are duly elected and qualified;
2	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025; and
3	To hold, on an advisory basis, a vote to approve the 2024 compensation of our named executive officers (“NEOs”).
Only holders of our common stock at the close of business on March 3, 2025, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. We are mailing this notice beginning on or about March 21, 2025 with instructions on how to access our proxy materials and vote online.
We have designed the format of the annual meeting to provide our stockholders with similar rights and opportunities to participate that they would have at an in-person meeting. You will be able to attend and participate in the annual meeting online, vote your shares electronically and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/EBS2025, and entering the 16-digit control number on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction card. If you encounter any difficulties accessing the virtual meeting website, please call the technical support number that will be posted on the meeting log-in page.

By Order of the Board of Directors,

Jessica Perl
Senior Vice President, General Counsel and Corporate Secretary
Gaithersburg, MD
March 21, 2025
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2025

The Company’s proxy statement for the 2025 annual meeting of stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2024, are available at www.proxyvote.com.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING VIA LIVE WEBCAST, WE URGE
YOU TO VOTE PROMPTLY. IF YOU VIRTUALLY ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY IN
ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT AND VOTE ONLINE DURING THE MEETING.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement and does not contain all of the information you should consider. You should read the entire proxy statement before voting.
Attend and Vote at Annual Meeting

Meeting Date	Virtual Meeting	Meeting Time	Record Date

April 30, 2025	www.virtualshareholdermeeting.com/EBS2025	9:00 am Eastern Time	March 3, 2025

Proposals, Board Recommendations and Required Vote

Proposals		Board Recommendation	Required Vote

1	Election of Class I Directors	“FOR” each of the director nominees	Plurality*

2	Ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2025	“FOR”	Majority of Votes Cast

3	Advisory vote to approve the 2024 compensation of our named executive officers	“FOR”	Majority of Votes Cast

*The nominees who receive the most votes will be elected by stockholders.

How to Vote
If you are a stockholder of record, you may vote your shares:

By Internet	By Telephone	By Mail	At the Meeting

Go to www.proxyvote.com. Vote up until 11:59 p.m. Eastern Time on April 29, 2025.	Call 1-800-690-6903 (toll-free from the U.S. and Canada). Vote up until 11:59 p.m. Eastern Time on April 29, 2025.	Vote by completing, signing and returning your proxy card before the annual meeting.	Go to www.virtualshareholdermeeting.com/EBS2025

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	1

Corporate Governance
Our Board believes that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines and code of conduct and business ethics are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879.
Composition of the Board of Directors
Our amended and restated by-laws (the “By-laws”) provide that the number of directors shall be fixed from time to time by the Board. The Board has established the number of directors at 10. The Board is divided into three classes, with one class being elected each year and members of each class serving for staggered three-year terms. Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D., are Class I directors with terms expiring at the 2025 annual meeting. All are standing for reelection as Class I directors. Sujata Dayal, Zsolt Harsanyi, Ph.D., Louis Sullivan, M.D., and Joseph Papa are Class II directors with terms expiring at the 2026 annual meeting. Neal Fowler, Donald DeGolyer and Marvin White are Class III directors with terms expiring at the 2027 annual meeting. For more information regarding the members of our Board, please see “Directors and Nominees” beginning on page 13.

Name	Age	Class	Term Expires	Director Since	Independent	Position and Title

Keith Katkin	53	I	2025	2022	✓	Director
Ronald Richard	69	I	2025	2005	✓	Director
Kathryn Zoon, Ph.D.	76	I	2025	2016	✓	Director
Sujata Dayal	62	II	2026	2022	✓	Director
Joseph Papa	69	II	2026	2024		Director, President & Chief Executive Officer
Zsolt Harsanyi, Ph.D.	81	II	2026	2004	✓	Director
Louis Sullivan, M.D.	91	II	2026	2006	✓	Director
Neal Fowler	63	III	2027	2023	✓	Director
Marvin White	63	III	2027	2020	✓	Director
Donald DeGolyer	63	III	2027	2023	✓	Director
Corporate Governance Guidelines
We are strongly committed to the highest standards of ethical conduct and corporate governance. These standards are consistent with our corporate culture. We understand that adhering to sound principles of corporate governance is critical to earning and maintaining the trust of our customers, employees and stockholders. Accordingly, our Board has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, include the following:
•The Board’s principal responsibility is to oversee the management of the Company;
•A majority of the members of the Board shall be independent directors;
•The independent directors shall meet regularly in executive session;
•Directors shall have full and free access to management and, as necessary and appropriate, independent advisors;
•New directors shall participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis;
•At least annually, the Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively; and
•In the interest of the Company and its stockholders, the Board oversees sustainability and corporate responsibility activities.
Copies of our corporate governance guidelines and code of conduct are available on our website at www.emergentbiosolutions.com under “Investors — Governance.”

2	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Board Independence
Under applicable New York Stock Exchange (“NYSE”) rules, a director will qualify as “independent” only if our Board affirmatively determines that such director has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Our Board has established guidelines to assist it in determining whether a director has such a material relationship. Under these guidelines, a director is not considered to have a material relationship with us if our Board determines that such director is independent under Section 303A.02 of the NYSE Listed Company Manual, even if such director:
•Is an executive officer of another company which is indebted to us, or to which we are indebted, unless the total amount of either company’s indebtedness to the other is more than 1% of the total consolidated assets of the company with which such director serves as an executive officer; or
•Serves as an officer, director or trustee of a tax-exempt organization to which we make contributions, unless our discretionary charitable contributions to the organization are more than the greater of $1 million or 2% of that organization’s consolidated gross revenues. Our matching of employee charitable contributions would not be included in the amount of our contributions for this purpose.
In addition, ownership of a significant amount of our stock, by itself (as under NYSE listing standards), does not constitute a material relationship. For relationships not covered by the guidelines set forth above, the determination of whether a material relationship exists is made by the other members of our Board who are independent.
Independence Determinations
Our Board has determined that all of our current directors except Mr. Papa meet the foregoing independence standards, that none of these directors has a material relationship with us and that each of these directors is “independent” as determined under Section 303A.02 of the NYSE Listed Company Manual.
Meetings and Attendance
In 2024, our Board met 7 times and the committees of the Board met 47 times in aggregate. During 2024, no director attended fewer than 75% of the total number of meetings of the Board of Directors and the total number of meetings of the committees of which the director was a member that occurred during the period that such director served.
Our corporate governance guidelines provide that directors are expected to attend the annual meetings of stockholders. All members of our Board at the time of the 2024 annual meeting of stockholders attended the meeting.
The Board’s Role in Risk Oversight
Our Board is actively engaged in the oversight of risks we face and consideration of the appropriate responses to those risks. The Audit and Finance Committee of our Board periodically discusses risk management, including guidelines and policies to govern the process by which our exposure to risk is handled, with our senior management. The Audit and Finance Committee also reviews and comments on a periodic risk assessment performed by management. After the Audit and Finance Committee performs its review and comment function, it reports any significant findings to our Board. The Board is responsible for the oversight of our risk management programs and, in performing this function, receives periodic risk assessment and mitigation initiatives for information and approval as necessary.
The Board’s other committees oversee risks associated with their respective areas of responsibility. For example, the Compensation Committee considers the risks associated with our compensation policies and practices for both executive compensation and compensation generally. In addition, the Audit and Finance Committee assists the Board in the oversight of our financial risk management function. In addition, the Quality, Compliance, Manufacturing and Risk Management Committee assists the Board in fulfilling its oversight responsibilities relating to the Company’s ethics and compliance program, including the Code of Conduct and Business Ethics. The Quality, Compliance, Manufacturing and Risk Management Committee also has oversight of compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage to the Company, including oversight of the Company’s Enterprise Risk Management program and its cyber and information security risks.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	3

Corporate Governance
Board Committees
Our Board has established five standing committees — Audit and Finance, Compensation, Nominating and Corporate Governance, Scientific Review and Quality, Compliance, Manufacturing and Risk Management — each of which operates under a written charter that has been approved by our Board. Current copies of these charters, along with the written charter of the Special Transactions Committee are available on our website at www.emergentbiosolutions.com under “Investors — Governance.” Alternatively, you can request a copy of any of these documents by writing to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879. Our Board has determined that all of the current members of each of the Audit and Finance, Compensation and Nominating and Corporate Governance Committees are independent as defined under the applicable rules of the NYSE.
Committee Memberships
Below is a listing of each of the members of the Board of Directors, the committees on which they sit and the number of meetings held by each committee in 2024.

Name	Audit and Finance Committee	Compensation Committee	Nominating and Corporate Governance Committee	Scientific Review Committee	Quality, Compliance, Manufacturing and Risk Management Committee	Special Transactions Committee

Zsolt Harsanyi, Ph.D. Board Chairman	fe
Sujata Dayal					c
Donald DeGolyer
Neal Fowler
Keith Katkin						c
Joseph Papa
Ronald Richard			c
Louis Sullivan, M.D.		c
Marvin White	c, fe
Kathryn Zoon, Ph.D.				c
Number of Meetings	7	6	4	4	5	14
c Committee Chair    Committee Member     fe Financial Expert

4	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Committee Descriptions
Below is a brief description of each Board committee and the scope of its responsibilities.
Audit and Finance Committee
The Audit and Finance Committee’s responsibilities include:
•Appointing, evaluating, approving the compensation of and assessing the independence of our independent registered public accounting firm;
•Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from our independent registered public accounting firm;
•Reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
•Reviewing the type and presentation of information to be disclosed in the Company’s earnings press releases, as well as financial information and earnings guidance provided to analysts, rating agencies and others;
•Monitoring our internal control over financial reporting and disclosure controls and procedures;
•Providing assistance to the Board of Directors in the oversight of our risk management function and ethics and compliance program, including our Code of Conduct and Business Ethics;
•Providing assistance to the Board of Directors in the oversight of our internal audit function;
•Assisting the Board of Directors in its oversight of financial planning, capital structures, the issuance of securities, use of swaps (and other derivatives) and stock buybacks;
•Reviewing, evaluating and approving the Company’s investment policies and the Company’s foreign exchange policies;
•Meeting independently with our internal auditing staff, ethics and compliance lead, independent registered public accounting firm and management;
•Reviewing and approving or ratifying any related person transactions;
•Evaluating, in coordination with the Compensation Committee, the Company’s senior financial and ethics and compliance management, including the chief financial officer, chief ethics and compliance officer and head of internal audit;
•Preparing the Audit and Finance Committee Report required by U.S. Securities and Exchange Commission (the “SEC”) rules;
•Discussing with the Company’s General Counsel any legal matters that may have a material impact on the Company’s financial statements, accounting policies, compliance with applicable laws and regulations, and any material reports, notices or inquiries received from regulators or governmental agencies, and
•Coordinate with the Nominating and Corporate Governance Committee, in the Nominating and Corporate Governance Committee’s primary oversight of the Company’s sustainability and corporate responsibility activities, including regulatory disclosures.
The members of our Audit and Finance Committee are Mr. Fowler, Dr. Harsanyi, and Mr. White. Mr. White is the chair of this Committee. Our Board has determined that each of the current members of the Committee is “independent” in accordance with NYSE listing standards, meets the independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), and is financially literate. Dr. Harsanyi and Mr. White have each been designated as an “Audit and Finance Committee Financial Expert.”
Compensation Committee
The Compensation Committee’s responsibilities include:
•Annually reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer;
•Determining the compensation of our chief executive officer;
•Reviewing and approving the compensation of our other NEOs;
•Overseeing compensation risk management in accordance with SEC rules;
•Overseeing the evaluation of our senior executives;
•Overseeing and administering our cash and equity incentive plans and employee stock purchase plan;
•Reviewing and discussing annually with management our “Compensation Discussion and Analysis” required by SEC rules;
•Reviewing the results of any advisory stockholder votes on executive compensation (“say-on-pay votes”) and considering whether to adjust and/or recommend adjustments to the Board of Directors with respect to the Company’s executive compensation policies and practices as a result of such votes;
•Preparing the Compensation Committee report required by SEC rules;

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	5

Corporate Governance
•Coordinate with the Nominating and Corporate Governance Committee, in the Nominating and Corporate Governance Committee’s primary oversight of the Company’s sustainability and corporate responsibility activities; and
•Administering the Compensation Recovery Policy, including determining the amount of and the appropriate means of recouping and Excess Compensation (as defined in the Compensation Recovery Policy).
The members of our Compensation Committee are Mr. DeGolyer, Mr. Katkin, Mr. Richard and Dr. Sullivan. Dr. Sullivan is the chair of this Committee. Our Board has determined that each of the members of the Committee is “independent” in accordance with NYSE listing standards.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee’s responsibilities include:
•Monitoring compliance with, review and recommend to the Board of Directors amendments to the Company’s Certificate of Incorporation and Bylaws;
•Developing and recommending to the Board of Directors our Corporate Governance Guidelines;
•Reviewing, as provided in the Corporate Governance Guidelines, the Board’s leadership structure;
•Identifying individuals qualified to become members of the Board of Directors;
•Recommending to the Board of Directors the persons to be nominated for election as directors and appointed to each of the Board’s committees;
•Reviewing and making recommendations to the Board of Directors with respect to director compensation;
•Reviewing and making recommendations to the Board of Directors with respect to management succession planning;
•Overseeing director education programs;
•Overseeing the annual evaluation of the Board of Directors; and
•Overseeing the Company’s sustainability and corporate responsibility activities.
The processes and procedures followed by our Nominating and Corporate Governance Committee in identifying and evaluating director candidates and in making recommendations regarding director compensation are described below under the headings “Director Nomination Process” and “Director Compensation,” respectively.
The members of our Nominating and Corporate Governance Committee are Mr. Katkin, Mr. Richard, Dr. Sullivan and Dr. Zoon. Mr. Richard is the chair of this Committee. Our Board has determined that each of the members of the Committee is “independent” in accordance with NYSE listing standards.
Scientific Review Committee
The Scientific Review Committee’s responsibilities include:
•Providing scientific advice and guidance to the Board of Directors regarding decisions related to existing products and technology platforms;
•Reviewing and advising the Board of Directors regarding the priorities with respect to our research and development portfolio to ensure alignment with corporate strategy; and
•Providing advice and guidance to the Board of Directors with respect to material proposed acquisitions, in-licensing, collaborations and alliances.
The members of our Scientific Review Committee are Mr. Fowler, Dr. Harsanyi, Mr. White and Dr. Zoon. Dr. Zoon is the chair of this Committee.
Quality, Compliance, Manufacturing and Risk Management Committee
The purpose of the Quality, Compliance, Manufacturing and Risk Management Committee is to assist the Board in fulfilling its oversight responsibilities relating to the Company’s compliance with laws, regulations, and industry standards that, if breached, may cause significant business, regulatory, or reputational damage to the Company, including oversight of:
•The Company’s compliance with good manufacturing practice (GxP) (“x” = manufacturing, clinical, laboratory, pharmacovigilance, storage, distribution etc.) and medical device QSR;
•The Company’s healthcare compliance, anti-corruption, privacy and data security landscape, medical product safety, supply chain, employee health and safety, political expenditures and lobbying activities, and government contracting;
•The Company’s Enterprise Risk Management program;
•The Company’s cyber and information security risks.
The members of the Quality, Compliance, Manufacturing and Risk Management Committee were Ms. Dayal, Dr. Harsanyi and Dr. Zoon. Ms. Dayal is the chair of this Committee.

6	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
Special Transactions Committee
The purpose of the Special Transactions Committee is to consider, review, analyze and/or recommend the terms of acquisitions, divestitures, investments, debt and equity financing, reorganizations, joint ventures and/or other strategic transactions (each a “Potential Transaction”) of the Company. The Committee also has the authority to:
•Review and evaluate the alternatives that might result in a Potential Transaction;
•If the entire Board determines to proceed with a Potential Transaction, review and evaluate the structure, form, terms or conditions, and the advisability of a Potential Transaction;
•Recommend to the entire Board what action, if any, should be taken by the Company with respect to any Potential Transaction;
•Provide reports or recommendations to the entire Board in regard to such matters at such time as the Committee shall deem appropriate and consistent with its activities; and
•Take any and all actions and make any and all determinations or recommendations with respect to the Potential Transaction for, in the name of and on behalf of the Company; provided, however, that the Committee shall not have the power and authority to approve or recommend to the Company’s stockholders any agreement or action that is required under applicable law to be approved by the entire Board or to adopt, amend or repeal any bylaw of the Company.
The members of the Special Transactions Committee are Ms. Dayal, Mr. DeGolyer, Mr. Katkin and Mr. White. Mr. Katkin is chair of this Committee.
Director Nomination Process
The process followed by our Nominating and Corporate Governance Committee to identify and evaluate director candidates includes requests to members of our Board, management and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the Board.
In considering whether to recommend any particular candidate for inclusion in the Board’s slate of director nominees, our Nominating and Corporate Governance Committee considers the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders, as well as the needs of the Board for a specific skill set or experience. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for a prospective nominee. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity but believes that the backgrounds and qualifications of its directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow it to fulfill its responsibilities. Additionally, as previously noted, our corporate governance guidelines state that it is a goal of the Board to strive for diversity in the composition of the membership of the Board.
Stockholders may recommend to our Nominating and Corporate Governance Committee individuals for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879. Assuming that appropriate biographical and background material has been provided on a timely basis, in accordance with the procedures described under the heading “Additional Matters — Stockholder Proposals for the 2025 Annual Meeting,” the Nominating and Corporate Governance Committee will evaluate candidates recommended by stockholders by following the same process, and applying the same criteria, as it follows for candidates submitted by others.
Skills/Attributes Composition
We believe our directors possess the skills and attributes necessary to meet our current and future business needs. The Board periodically assesses the mix of skills, attributes and experience of the directors.
Core Attributes for all Board Members
•High level of integrity and character;
•Demonstrated track record of success;
•Advanced degree in science or other relevant discipline; and
•A commitment to contribute the time necessary for active involvement.
Below is a summary of the broader skills possessed by our board members, in the areas of finance/accounting and corporate governance as well as specialized industry experience.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	7

Corporate Governance
Finance and Accounting
Financial Experience; Risk Management/Internal Controls; Investment Banking and Mergers and Acquisitions. A significant number of our directors possess financial experience (a critical understanding of accounting and financial reporting). Most of our directors possess experience with risk management/internal controls (for assessing and managing key company risks and their potential impact on compliance, including but not limited to cybersecurity and data control, regulatory compliance and financial risk management). More than half of our directors have indicated possessing skills in investment banking and mergers and acquisitions (the planning of mergers and acquisitions and other strategic opportunities, capital market transactions and debt financing).
Corporate Governance
Governance Oversight and Executive Compensation. All of our directors have corporate governance skills, with vast experience in governance oversight relationships at public companies, including experience with succession planning and building relationships between Board members and senior management and corporate responsibility initiatives. Many have experience as divisional or functional leaders within a complex organization. With respect to executive compensation skills, our directors are experienced in managing a compensation function and/or implementing a program designed to compensate for executive job performance, including knowledge of broad-based performance and incentive planning and measuring.
Specialized Experience
Pharma/Biotech; Medicine/Science; Government (Health, Defense, Intelligence, Security). Most of our directors have experience in healthcare and scientific research and many have diverse backgrounds in the development and licensing of innovative pharmaceutical countermeasures, vaccines and therapeutics. A significant number of our directors held appointed positions in federal, state and international government agencies, providing them with extensive knowledge of government relations and regulatory pathways in highly regulated industries. Our Board includes several members with a background in oversight of government defense mechanisms, public health preparedness and political affairs.
Sales/Marketing/Distribution/International Business. Our Board includes several members with a working knowledge of expansion strategies for product growth, regulatory interfacing, marketing and branding. Their backgrounds involve, among other things, exposure to growth markets and economies outside of the United States, including oversight of interactions with government agencies, global health trends and regulatory pathways of international operations (e.g., tech transfer).
Investor/Public Relations. Nearly all of our directors have experience with investor/public relations, enabling them to recognize the alignment between company strategic decision-making and investor relationships and an understanding of investor perception, stockholder activism and public relations.
Governance Structure
Our Board of Directors is led by an independent Chairman who provides effective oversight of management. Our Board previously determined to separate the positions of chief executive officer and board chairman. Our Board believes that separating these roles aligns the Company with best practices for corporate governance of public companies and accountability to stockholders. The Board also believes that this separation provides a leadership model that clearly distinguishes the roles of the Board of Directors and management. This structure affords our Chairman the time to focus on managing Board operations and effectiveness and other corporate governance matters, including independent Board leadership.
As an independent Chairman, Dr. Harsanyi serves as the presiding director at all executive sessions of our non-management or independent directors, facilitates communications between the President and Chief Executive Officer and other members of the Board, determines the need for special meetings of the Board and consults with the President and Chief Executive Officer on matters relating to corporate governance and Board performance.
In the event the chairman of our Board of Directors is not an independent director, our corporate guidelines provide that a majority of the Board’s independent directors may appoint an independent director, who has been nominated by the Nominating and Corporate Governance Committee, to serve as Lead Director.
Communicating with the Board of Directors
Our Board will give appropriate attention to written communications that are submitted by stockholders and other interested parties and will respond if and as appropriate. The Chairman of the Board, with the assistance of our corporate secretary is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as the Chairman of the Board considers appropriate.
Under procedures approved by a majority of our independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be

8	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Corporate Governance
forwarded than communications relating to personal grievances and matters as to which we receive repetitive or duplicative communications.
Stockholders and other interested parties who wish to send communications on any topic to our Board of Directors or independent directors as a group should address such communications to the Board of Directors or Independent Directors, as applicable, c/o Corporate Secretary, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879. At the direction of the Board, the corporate secretary will review all such correspondence and forward to the Board or independent directors a summary and/or copies of any such correspondence that deals with the functions of the Board or its committees or that he or she otherwise determines requires their attention.
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires that our executive officers and directors, and holders of more than 10% of our common stock file reports of ownership and changes in ownership with the SEC and provide us with copies of such reports. Subject to certain exceptions, the Company undertakes to file Section 16 reports on behalf of its directors and executive officers, pursuant to a power of attorney granted to certain attorneys-in-fact at the Company. Based solely on the Company’s review of these reports and executive officer and director certifications, the Company believes that all Section 16(a) filing requirements applicable to its directors and executive officers were complied with during fiscal year 2024 except for inadvertent late Form 4 report filed on February 27, 2024 (two days late), by Richard Lindahl of a transaction exempt from liability under Section 16(b) of the Securities Exchange Act of 1934 relating to the determination of a 0% payout of a performance-based restricted stock unit award.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	9

It
Stock Ownership Information
The following table sets forth information regarding the beneficial ownership of our common stock as of March 3, 2025, by (1) each of our directors and director nominees, (2) each named executive officer, (3) all of our executive officers and directors as a group and (4) each stockholder known by us to beneficially own 5% or more of our outstanding common stock. There were 54,337,026 shares of our common stock outstanding on March 3, 2025.

Name of Beneficial Owner	Outstanding Shares Beneficially Owned(1)	Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned

Non-Employee Directors and Director Nominees
Zsolt Harsanyi, Ph.D.	69,086	—	69,086	*
Sujata Dayal	41,749	—	41,749	*
Donald DeGolyer	14,557	—	14,557	*
Neal Fowler	39,557	—	39,557	*
Keith Katkin	39,577	2,865	42,442	*
Ronald Richard	50,871	—	50,871	*
Louis Sullivan, M.D.	84,452	—	84,452	*
Marvin White	33,849	—	33,849	*
Kathryn Zoon, Ph.D.	34,239	—	34,239	*
Named Executive Officers
Joseph Papa	—	749,750	749,250	1.4%
Haywood Miller	—	—	—	*
Richard Lindahl	57,337	185,622	242,959	*
Coleen Glessner	60,694	82,617	143,311	*
Paul Williams	15,025	57,312	72,337	*
William Hartzel	6,943	62,597	69,540	*
Jennifer Fox(3)	19,837	—	19,837	*
Other Executive Officers	3,313	16,281	19,594	*
All executive officers and directors as a group	571,086	1,157,044	1,728,130	3.2%
5% or greater stockholders
Oak Hill Advisors, L.P.(4)	3,613,338	—	3,613,338	6.6%
Vanguard Group(5)	2,974,638	—	2,974,638	5.5%
*Represents beneficial ownership of less than 1% of our common stock.
1.Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to shares of our common stock. The information set forth in the table above is not necessarily indicative of beneficial ownership for any other purpose, and the inclusion of any shares deemed beneficially owned in this table does not constitute an admission of beneficial ownership of those shares. Except as otherwise noted, to our knowledge, the persons and entities named in the table above have sole voting and investment power with respect to all of the shares of common stock beneficially owned by them, subject to community property laws, where applicable. Except as otherwise indicated, the address of each of the beneficial owners named in the table above is c/o Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879.

10	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Stock Ownership Information
2.Consists of shares of common stock subject to stock options exercisable as of, or within 60 days of March 3, 2025, and shares of common stock issuable under restricted stock unit (“RSU”) awards that vest within 60 days of March 3, 2025. Shares of common stock subject to stock options that are exercisable as of or within 60 days of March 3, 2025, and shares of common stock issuable under RSU awards that vest within 60 days of March 3, 2025 are deemed to be outstanding and beneficially owned by the person holding the option or RSU for the purpose of calculating the percentage ownership of that person, but are not deemed outstanding for the purpose of calculating the percentage ownership of any other person.
3.Ms. Fox’s employment with the Company terminated on August 16, 2024. This information is based on Ms. Fox’s Form 4, filed with the SEC on July 30, 2024, and Company information as of August 16, 2024.
4.Based solely on information provided in a Schedule 13G/A that was filed with the SEC on November 13, 2024, by Oak Hill Advisors, L.P. is the beneficial owner of 3,613,338 shares of our common stock ( (including 2,500,000 shares of common stock issuable upon exercise of warrants) and has sole voting power with respect to 3,613,338 shares of our common stock and sole dispositive power with respect to 3,613,338 shares of our common stock (including 2,500,000 shares of common stock issuable upon exercise of warrants) as of December 31, 2024. Aggregate beneficial ownership reported by Oak Hill Advisors, L.P. Oak Hill Advisors, L.P. owns 5% or greater of shares of our common stock. The address of Oak Hills Advisors, L.P. is One Vanderbilt Avenue, 16th Floor, New York, New York 10017.
5.Based solely on information provided in a Schedule 13G/A that was filed with the SEC on February 13, 2024, by The Vanguard Group, Inc., The Vanguard Group, Inc. reported sole voting power with respect to 0 shares, sole dispositive power with respect to 2,934,110 shares, shared voting power with respect to 23,881 shares and shared dispositive power with respect to 40,528 shares of our common stock as of December 29, 2023. The Vanguard Group, Inc.’s clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of securities reported herein. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	11

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 1 — ELECTION OF CLASS I DIRECTORS

Background
At the annual meeting, stockholders will have an opportunity to vote for the election of Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. as Class I directors following the recommendation of the Nominating and Corporate Governance Committee.
The Company’s By-laws provide for the election of directors by a plurality of the votes properly cast by the stockholders at the annual meeting (i.e., the nominees who receive the most votes will be the nominees elected by the stockholders). If elected, the terms of Keith Katkin, Ronald Richard and Kathryn Zoon, Ph.D. will expire at the 2028 annual meeting of stockholders upon the election and qualification of their successors. Proxies received by the Company from stockholders will be voted to elect these three nominees, unless marked to the contrary. Each of the nominees has indicated his willingness to serve, if elected. However, if any of the nominees should be unable or unwilling to serve, the proxies may be voted for a substitute nominee designated by our Board, or our Board may reduce the number of directors.
Vote Required
As noted above, directors will be elected by a plurality of the votes properly cast by stockholders at the annual meeting. Votes withheld and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the election of all Class I director nominees.

12	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
DIRECTORS AND NOMINEES
The following biographical information discloses each director’s and director nominee’s age, business experience, and other directorships held during the past five years. It also includes the experiences, attributes, and skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the individual should serve as a director of the Company and the year that each individual was first elected to the Board of Directors. Unless otherwise specified, each nominee has held his or her current position for at least five years.
Director Nominees
Class I Directors—Terms to Expire at the 2025 Annual Meeting

Age: 53 Director Since: 2022 Committees: •Compensation •Nominating and Corporate Governance •Special Transactions (Chair)
Keith Katkin
Mr. Katkin has served as a director since April 2022. He previously served as the chief executive officer and as a member of the board of directors of Urovant Sciences Ltd. (“Urovant”), a public biopharmaceutical company, from September 2017 until March 2020. Prior to Urovant, Mr. Katkin served as the president and chief executive officer of Avanir Pharmaceuticals, Inc., a publicly traded biopharmaceutical company, from 2007 to 2016, where he led the growth and ultimate sale of Avanir to Otsuka Pharmaceutical Co., Ltd. Prior to joining Avanir, Mr. Katkin served as the vice president, commercial development for Peninsula Pharmaceuticals, Inc., a privately held biopharmaceutical company, where he played a key role in the concurrent initial public offering and ultimate sale of the company to Johnson & Johnson. Mr. Katkin currently serves on the boards of Eledon Pharmaceuticals, Inc. (chairman) and Syndax Pharmaceuticals, each of which is a publicly traded company, and as an adviser to the board of directors at Urovant. Mr. Katkin has an M.B.A. from the Anderson School at UCLA and a B.S. in business and accounting from Indiana University. Mr. Katkin is also a licensed Certified Public Accountant.
Qualifications:
We believe Mr. Katkin’s substantial track record of driving growth for pharmaceutical and life sciences companies is invaluable to the company’s mission.

Age: 69 Director Since: 2005 Committees: •Compensation •Nominating and Corporate Governance (Chair)
Ronald Richard
Mr. Richard has served as a director since January 2005. Mr. Richard served as the president and CEO of the Cleveland Foundation from June 2003-August 2023 when he retired. From August 2002 to February 2003, Mr. Richard served as president of Stem Cell Preservation, Inc., a start-up medical research company. After leaving Stem Cell Preservation and prior to joining our Board of Directors, Mr. Richard served as a strategic business advisor for IGEN International, Inc., a biotechnology company. Mr. Richard served as chief operating officer of In-Q-Tel, a venture capital fund that provides technologies to the Central Intelligence Agency, from March 2001 to August 2002. Prior to joining In-QTel, Mr. Richard served in various senior management positions at Panasonic, a consumer electronics company. Mr. Richard is a former U.S. diplomat. He served in Osaka/Kobe, Japan and as a desk officer for North Korean, Greek and Turkish affairs at the U.S. Department of State in Washington, D.C. Mr. Richard served as the chairman of the board of trustees, and remains a trustee, of the International Biomedical Research Alliance, an academic joint venture among the NIH, Oxford University and Cambridge University. In addition, Mr. Richard currently serves on the Boards of Trustees of University Hospitals and Case Western Reserve University. He also serves on the board of directors of two medical start-up companies in Cleveland, Ohio: Convelo and Astute Signals. Mr. Richard received an M.A. in international relations from Johns Hopkins University School of Advanced International Studies and a B.A. in history from Washington University. He holds honorary doctorates in humane letters from Notre Dame College and Baldwin Wallace College and an honorary doctorate in science from the Northeast Ohio Medical College.
Qualifications:
We believe Mr. Richard’s qualifications to serve on our Board of Directors include his past and current industry experience, his prior senior management positions, and positions in the biotechnology industry.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	13

Proposals to Be Voted on at the Annual Meeting

Age: 76 Director Since: 2016 Committees: •Nominating and Corporate Governance •Scientific Review (Chair) •Quality, Compliance, Manufacturing and Risk Management
Kathryn Zoon, Ph.D.
Dr. Zoon has served as a director since November 2016. Dr. Zoon is currently NIAID/NIH Scientist Emeritus, a position she has held since August 2016. Dr. Zoon is also on the Board of Directors of the International Biomedical Research Alliance. Dr. Zoon has been a member of the National Academy of Medicine since 2002 and was also a member of the Division on Earth and Life Studies Committee, National Research Council, from 2015 to 2020. In 2021, Dr. Zoon joined the non-profit organization, International Alliance for Biological Standardization, as a special advisor. She was also a Board member of the FDA Alumni Association from 2017 to 2020. From April 2016 to June 2016, she was Interim Director of the new NIH Office of Research Support and Compliance. She was also Chief of the Cytokine Biology Section in the Division of Intramural Research, National Institute of Allergy and Infectious Diseases (“NIAID”), NIH until July 2016, where she conducted research on human interferon alphas and developed a new cell therapy using IFNs and autologous monocytes and she is still collaborating with the National Cancer Institute on a clinical trial for ovarian cancer. She was previously the Scientific Director and the Director of the Division of Intramural Research at NIAID from 2006 to August 2015 and was the Deputy Director for Planning and Development of the Division of Intramural Research at NIAID, from 2004 to 2006. Dr. Zoon served as the Principal Deputy Director of the Center for Cancer Research at the National Cancer Institute, from 2003 to 2004. She served as the Director of the Center for Biologics Evaluation and Research (“CBER”), Food and Drug Administration (from 1992 to 2003), and a member of the NIH Scientific Directors from 1992 to 2015. Dr. Zoon was the Director of the Division of Cytokine Biology in CBER, from 1988 to 1992. She studied the production and purification of human interferon at NIH from 1975 to 1980. She received her B.S. degree, cum laude, in chemistry from Rensselaer Polytechnic Institute and was granted a Ph.D. in biochemistry from the Johns Hopkins University. Dr. Zoon was an associate editor of the Journal of Interferon Research. She was President of the International Society for Interferon and Cytokine Research from 2000 to 2001. She has served as a member of the World Health Organization’s Expert Committee on Biological Standards for almost two decades. In 2019, Dr. Zoon was honored by Women’s Inc. as one of the most influential corporate board directors. In 2021, Dr. Zoon was inducted into the Rensselaer Polytechnic Institute’s Hall of Fame.
Qualifications:
We believe Dr. Zoon’s expertise in regulatory matters and product development adds great depth and breadth to our Board of Directors.

Continuing Directors
Class II Directors—Term to Expire at the 2026 Annual Meeting

Age: 62 Director Since: 2022 Committees: •Special Transactions •Quality, Compliance, Manufacturing and Risk Management (Chair)
Sujata Dayal
Ms. Dayal has served as a director since July 2022. She served as vice president and global chief compliance officer of Medline Industries, Inc., from March 2020 through May 2023 and currently provides senior advisory services. Over the last two decades, Ms. Dayal has held roles of growing responsibility in compliance with a focus on healthcare compliance in the pharmaceutical and medical device industry. She previously served as a vice president, healthcare compliance at Johnson & Johnson from 2013 to 2020. Prior to that, she served in senior executive roles in ethics and compliance at Biomet, Inc., and Abbott Laboratories.
Ms. Dayal is an attorney by training with expertise in transactional work, regulatory law, privacy and compliance, including healthcare compliance and anti-corruption. She earned her J.D. from Chicago-Kent College of Law, LL.M. from Columbia University School of Law, LL.B. from Rajasthan University Law School in Jaipur, India, and B.A. Honors degree in Political Science from Lady Shri Ram College in New Delhi, India.
Qualifications:
We believe Ms. Dayal’s expertise in transactional work as well as regulatory and compliance enables her to meaningfully contribute to our Board of Directors.

14	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting

Age: 81 Director Since: 2004 Committees: •Audit and Finance •Scientific Review •Quality, Compliance, Manufacturing and Risk Management
Zsolt Harsanyi, Ph.D.
Dr. Harsanyi has served as the chairman of our Board of Directors since April 2022 and as a director since August 2004. Dr. Harsanyi has also served as chairman of the board of N-Gene Research Laboratories, Inc., a privately-held biopharmaceutical company. Prior to that, Dr. Harsanyi served as chief executive officer and chairman of the board of directors of Expo Bio Inc., a private biotechnology company, from December 2004 to February 2011. In January 2016, Dr. Harsanyi returned to ExpoBio Inc. to serve as chairman of the board. Since August 2016, Dr. Harsanyi has been a director of Aptevo Therapeutics Inc., a publicly-traded biotech company which focuses on bringing novel oncology and hematology therapeutics to market. Dr. Harsanyi served as president of Porton International plc, a pharmaceutical and vaccine company, from January 1983 to December 2004. Dr. Harsanyi was a founder of Dynport Vaccine Company LLC in September 1996. Prior to joining Porton International, Dr. Harsanyi was vice president of corporate finance at E.F. Hutton, Inc. Previously, Dr. Harsanyi directed the first assessment of biotechnology for the U.S. Congress' Office of Technology Assessment, served as a consultant to the President's Commission for the Study of Ethical Problems in Medicine and Biomedical and Behavioral Research and was on the faculties of Microbiology and Genetics at Cornell Medical College. Dr. Harsanyi received a Ph.D. from Albert Einstein College of Medicine and a B.A. from Amherst College.
Qualifications:
We believe Dr. Harsanyi’s qualifications to serve on our Board of Directors include his industry experience, including his senior executive and financial positions.

Age: 91 Director Since: 2006 Committees: •Compensation (Chair) •Nominating and Corporate Governance
Louis Sullivan, M.D.
Dr. Sullivan has served as a director since June 2006. Dr. Sullivan has served as president emeritus of Morehouse School of Medicine since July 2002. Dr. Sullivan served as president of Morehouse School of Medicine from 1981 to 1989 and from 1993 to 2002. From 1989 to 1993, Dr. Sullivan was Secretary of the Department of Health and Human Services. Dr. Sullivan serves on the board of directors of United Therapeutics Corporation, a publicly traded biotechnology company. He served on the Board of Henry Schein, Inc., a publicly traded biotechnology company, from 2004 to 2016. He was a founder and chairman of Medical Education for South African Blacks, Inc., a trustee of Africare, a director of the National Center on Addiction and Substance Abuse at Columbia University and chairman of the board of trustees of the National Health Museum, a non-profit institution developing a museum of health sciences. Dr. Sullivan received his M.D. from Boston University and a B.S. from Morehouse College.
Qualifications:
We believe Dr. Sullivan’s qualifications to serve on our Board of Directors include his extensive service on various other boards and service with public institutions, as well as his medical background and prior senior positions in other organizations.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	15

Proposals to Be Voted on at the Annual Meeting

Age: 69 Director Since: 2024
Joseph C. Papa
Mr. Papa became President, CEO and Director of the Company in February 2024. Mr. Papa brings over 35 years of experience in the healthcare and pharmaceutical industry, having most recently served as Chief Executive Officer and Chairman at Bausch and Lomb Corporation (“Bausch and Lomb”) (NYSE: BLCO), a global eye health company. During his tenure, Papa successfully led the Company’s May 2022 initial public offering. Prior to his role at Bausch and Lomb, Papa was the Chief Executive Officer and Chairman of Bausch Health.
He previously served as the Chairman and CEO of Perrigo, a private-label over-the-counter pharmaceuticals manufacturer, and led the pharmaceutical and technologies services division at Cardinal Health, a healthcare services and distribution company. Before that, Mr. Papa held the role of President and Chief Operating Officer at Watson Pharmaceuticals and worked for 14 years at Novartis Pharmaceuticals in the U.S. and Switzerland.
Mr. Papa currently is the Chairman of the Board of SparingVision, a privately held genomic medicines company, and is a member of the Board of Directors of Candel Therapeutics.
Qualifications:
We believe Mr. Papa’s qualifications to serve on our Board of Directors include his extensive experience in the healthcare and pharmaceutical industry, and leadership experience serving as Chairman and Chief Executive Officer of other organizations.

Class I Directors—Terms to Expire at the 2027 Annual Meeting

Age: 63 Director Since: 2023 Committees: •Compensation •Special Transactions
Donald DeGolyer
Mr. DeGolyer has served as a director since October 2023. Mr. Golyer has 40 years of healthcare and corporate leadership experience. He was the Founder and Director of Vertice Pharma (a Warburg Pincus company), focused on specialty pharmaceuticals for U.S. institutional use, from 2015 until the sale in 2022. Prior to Vertice, he was Chief Operating Officer, Endo International, a Nasdaq listed specialty pharmaceutical company, from 2013-2015. Between 2009 and 2013, he served as CEO, Sandoz Inc., a $3.5bn generic pharmaceuticals and biosimilars company where he was responsible for leading over 3,000 associates in North America and also served on the Global Executive Committee of Sandoz AG (a Novartis company), one of the largest global generic companies.
Mr. DeGolyer started his career with Pfizer, Johnson & Johnson and Novartis in commercial roles of increasing responsibility. He served on the Board of HLS. Therapeutics (commercial stage CV/CNS company) and TYME Technologies (development stage cancer co), both publicly traded companies, where he was also Chairman of the Compensation Committees. He served on several non-profit boards including Make-a-Wish-NJ. He also founded The Strong Women Foundation which aims to help single mothers and their children. Mr. DeGolyer has an Executive MBA from Harvard Business School, an MBA from Fairleigh Dickinson University, a BA from University of Rochester.
Qualifications:
We believe Mr. DeGolyer’s qualifications to serve on our Board of Directors include his significant experience in corporate leadership, specialty pharmaceutical and global business acumen gained from senior positions he has held throughout his career.

16	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting

Age: 63 Director Since: 2023 Committees: •Audit and Finance •Scientific Review
Neal Fowler
Mr. Fowler has served as a director since October 2023. Mr. Fowler is the Chief Executive Officer of Pathalys Pharma, Inc., a biomedicines company focused on chronic kidney disease. He previously served as CEO of Liquidia Technologies (NASDAQ), transforming the company from an early-stage research platform into a publicly traded biomedicines company. While at Liquidia, Mr. Fowler also co-founded and served as CEO of Envisia Therapeutics (acquired), an ophthalmology company focused on therapeutics. Prior to Liquidia, Mr. Fowler worked for seven years with Johnson and Johnson, serving as President of Centocor, Inc., a global multi-billion dollar subsidiary focused on biomedicines, and President of Ortho-McNeil Neurologics, a company focused on neurological disorders. Mr. Fowler started his career with Eli Lilly and Company, working for thirteen years in a variety of sales, marketing and business development roles in both the pharmaceutical and medical device divisions.
Mr. Fowler is the past chair of NCBIO and a past chair of the UNC Eshelman School of Pharmacy Foundation. He is a native of Raleigh, NC and earned his BS degree in Pharmacy and MBA, both from the University of North Carolina at Chapel Hill.
Qualifications:
We believe Mr. Fowler’s qualifications to serve on our Board of Directors include his strong background in biomedicines, corporate finance and tenure as chief executive officer of Pathalys Pharma, Inc. and experience gained from senior positions he has held with throughout his career.

Age: 63 Director Since: 2020 Committees: •Audit and Finance (Chair) •Scientific Review •Special Transactions
Marvin White
Mr. White’s current tenure as a director began in October 2020. Mr. White has served as President and Chief Executive Officer of Aptevo Therapeutics Inc. (“Aptevo”) and as a member of its Board of Directors since August 2016. Mr. White first served as a director of Emergent in June 2010, until his resignation from the Emergent Board of Directors in May 2016. He also served as a consultant to Emergent prior to joining Aptevo. From 2008 to March 2014, Mr. White served as the Chief Financial Officer of St. Vincent Health, and was responsible for finance, materials management, accounting, patient financial services and managed care for all 19 hospitals and 36 joint ventures. Prior to joining St. Vincent Health in 2008, Mr. White was the Chief Financial Officer of Lilly USA, a subsidiary of Eli Lilly and Company, where he also held leadership positions in Treasury and Corporate Finance and Investment Banking in the Corporate Strategy Group. Mr. White is a director of OneAmerica Financial Insurance Partners, Inc., a mutual insurance and financial services company based in Indianapolis, Indiana and Delta Dental of Washington, a Seattle based dental insurance company. From June 2014 until August 2016, Mr. White served on the board of directors of Washington Prime Group, a NYSE REIT that invests in shopping centers. From July 2015 until March 2017, Mr. White served on the board of directors of CoLucid Pharmaceuticals, Inc., a public pharmaceutical company. Mr. White earned his B.S. from Wilberforce University in Accounting and his M.B.A. in finance from Indiana University.
Qualifications:
We believe Mr. White’s qualifications to serve on our Board of Directors include his strong financial background, tenure as chief executive officer of Aptevo and experience gained from senior positions he has held with other biopharmaceutical organizations.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	17

Proposals to Be Voted on at the Annual Meeting
Board Experience, Attributes and Skills
Each of our directors brings experience, attributes, and skills in the categories outlined in the following matrix. This matrix provides a high-level summary, not an exhaustive list of each director’s skills or contributions to the Board.

Experience/Attributes/Skills	Zsolt Harsanyi, Ph.D.*	Joseph Papa	Sujata Dayal	Donald DeGolyer	Neal Fowler	Keith Katkin	Ronald Richard	Marvin White	Kathryn Zoon, Ph.D.	Louis Sullivan, M.D.

CEO Experience

Financial Experience

Risk Management/Internal Controls

Investment Banking/M&A Experience

Governance Oversight Experience

Executive Compensation Experience

Pharma/Biotech Experience

Medicine/Science Experience

Government-Health/Defense/Intelligence/Security

Sales/Marketing/Distribution Experience

International Business Experience

Investor/Public Relations Experience

*Board Chairman

18	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
Board Snapshot

Director Tenure

0-5 Years	6-10 Years	Over 10 Years

Age Distribution

1	6	3

50-60 Years	61-70 Years	Over 70 Years

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	19

Proposals to Be Voted on at the Annual Meeting
DIRECTOR COMPENSATION
The compensation of our directors is established by our Nominating and Corporate Governance Committee based on information related to market practice provided by our independent compensation consultant WTW. This compensation is periodically reviewed with respect to cash retainers, meeting fees and equity incentives. The following table sets forth information for the fiscal year ended December 31, 2024, regarding the compensation of our non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation ($)	Total ($)

Zsolt Harsanyi, Ph.D.	245,000	175,000	—	420,000
Sujata Dayal	100,000	175,000	—	275,000
Donald DeGolyer	90,000	175,000	—	265,000
Neal Fowler	95,000	175,000	—	270,000
Keith Katkin	110,000	175,000	—	285,000
Ronald Richard	100,000	175,000	—	275,000
Louis Sullivan, M.D.	100,000	175,000	—	275,000
Marvin White	115,000	175,000	—	290,000
Kathryn Zoon, Ph.D.	110,000	175,000	—	285,000
1.The amounts in the “Stock Awards” column reflect the grant date fair value of equity awards granted to the directors named in the table above for the fiscal year ended December 31, 2024, calculated in accordance with SEC rules.

20	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
Under our director compensation program, non-employee directors receive the compensation set forth in the table below. We also reimburse our non-employee directors for out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Element	2024 Non-Employee Director Compensation Program	2025 Non-Employee Director Compensation Program

Annual Retainer for Non-Employee Board Members	$70,000	$70,000

Additional Annual Retainer - Non-Executive Chairman	$140,000	$140,000

Board Meeting Fees	None	None

Committee Meeting Fees	None	None

Committee Chair Additional Retainer - Audit and Finance	$25,000	$25,000

Committee Chair Additional Retainer - All committees, excluding Audit and Finance	$20,000	$20,000

Committee Member Additional Retainer - Audit and Finance	$15,000	$15,000

Committee Member Additional Retainer - All committees, excluding Audit and Finance	$10,000	$10,000

Annual Equity Award - 50% RSUs and 50% stock options	$175,000	—

Annual Equity Award - 75% RSUs and 25% stock options	—	$250,000

Initial Election Equity Award - 50% RSUs and 50% stock options[1]	$230,000	—

Initial Election Equity Award - 75% RSUs and 25% stock options[1]	—	$320,000

1.Initial election equity award values are inclusive of the annual equity award for the applicable year.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	21

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP currently serves as our independent registered public accounting firm. After consideration of the firm’s qualifications and past performance, the Audit and Finance Committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2025.
Under NYSE and SEC rules and the Audit and Finance Committee charter, the Audit and Finance Committee is directly responsible for the selection, appointment, compensation and oversight of the Company’s independent registered public accounting firm and is not required to submit this appointment to a vote of the stockholders. Our Board and the Audit and Finance Committee, however, consider the appointment of our independent registered public accounting firm to be an important matter of stockholder concern and are submitting the appointment of Ernst & Young LLP for ratification by our stockholders as a matter of good corporate practice. One or more representatives of Ernst & Young LLP is expected to be present at the virtual annual meeting and will have an opportunity to make a statement and respond to appropriate questions from stockholders. In the event that our stockholders fail to ratify the appointment of Ernst & Young LLP, it will be considered as a direction to the Audit and Finance Committee to consider the appointment of a different firm. Even if the appointment is ratified, the Audit and Finance Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Vote Required
Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of the majority of votes properly cast on such matter at the annual meeting. Abstentions will have no effect on the outcome of this vote. We do not expect to receive broker non-votes on this proposal because brokers will have discretionary authority to vote uninstructed shares, but to the extent we receive broker non-votes they will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm.

22	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2024, and discussed them with management and the independent registered public accounting firm, as well as the effectiveness of the Emergent BioSolutions Inc.’s internal control over financial reporting as described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2024.
The Audit and Finance Committee also has received from, and discussed with, the Company’s independent registered public accounting firm various communications that the independent registered public accounting firm is required to provide to the Audit and Finance Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC, including the audit scope and results, the critical audit matter addressed during the audit, the Company’s critical accounting policies and estimates and new accounting guidance.
The Audit and Finance Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Finance Committee concerning independence, and has discussed with the independent registered public accounting firm their independence.
Based on the review and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors of Emergent BioSolutions Inc. that the audited financial statements be included in the Annual Report for filing with the SEC.

By the Audit and Finance Committee of the Board of Directors of Emergent BioSolutions Inc.
Marvin White, Chair Neal Fowler Zsolt Harsanyi, Ph.D.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	23

Proposals to Be Voted on at the Annual Meeting
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Independent Registered Public Accounting Firm’s Fees
The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit and other services. For the 2024 audit period, audit fees include an estimate of amounts not yet billed. None of the fees described in the following table were approved using the “de minimis exception” under SEC rules.

	December 31,

	2024 ($)	2023 ($)

Audit Fees	5,273,561	7,268,561
Audit-Related Fees	—	—
All Other Fees	—	—
Tax Fees	34,075	96,955
Total	5,307,636	7,365,516
Audit Fees. Audit fees consist of fees for the audit of our consolidated financial statements and other professional services provided in connection with statutory and regulatory filings or engagements.
Audit-related Fees. Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements, which are not reported under “Audit Fees.”
All Other Fees. All other fees consist of the aggregate fees billed for any other products and services provided by the principal accountant.
Tax Fees. Tax fees consist of fees for tax compliance, tax advice and tax planning services. Tax advice and tax planning services relate to assistance with tax credit and deduction studies, including audit support.
Pre-Approval Policies and Procedures
Our Audit and Finance Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. These policies generally provide that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit and Finance Committee or the engagement is entered into pursuant to the pre-approval procedures described below.
From time to time, our Audit and Finance Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount. The pre-approval of certain services may be delegated to one or more of the Audit and Finance Committee’s members, but the decision must be reported to the full Audit and Finance Committee at its next scheduled meeting.

24	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Proposals to Be Voted on at the Annual Meeting
PROPOSAL 3 — ADVISORY VOTE TO APPROVE 2024 COMPENSATION OF NEOS

Our Board has determined to provide our stockholders the opportunity to vote each year to approve, on an advisory basis, the compensation of our NEOs as disclosed in this proxy statement.
Our executive compensation programs are designed to attract, motivate, and retain executive officers, who are critical to our success. Under these programs, our NEOs are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.
The “Executive Compensation” section, including “Compensation Discussion and Analysis,” each beginning on page 28, describes in detail our executive compensation programs and the decisions made by the Compensation Committee and the Board with respect to 2024. Highlights of our executive compensation program include the following:
1.Pay should be linked to performance;
2.Compensation opportunities should be competitive with relevant peer companies;
3.The equity compensation program should align executive interests with those of stockholders; and
4.Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.
As we describe in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with those of our stockholders. Our Board believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management and that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.
Pursuant to Section 14A of the Exchange Act, our Board is asking stockholders to approve, on an advisory basis, the following resolution:
RESOLVED, that the compensation paid to Emergent BioSolutions Inc.’s named executive officers in 2024, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related narrative discussions disclosed in this proxy statement, is hereby approved on an advisory basis.
As an advisory vote, this proposal is not binding. Although the vote is non-binding, our Compensation Committee and Board value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for our executive officers.
Vote Required
Approval of the advisory vote on NEO compensation for 2024 requires the affirmative vote of the majority of the votes properly cast on the matter at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of this vote.

The Board of Directors recommends a vote “FOR” the approval, on an advisory basis, of the 2024 compensation of our named executive officers.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	25

Identification of Executive Officers
Set forth below is information regarding the positions, ages and business experience of each of our current executive officers.

Name	Age	Position

Joseph Papa	69	President, Chief Executive Officer and Director
Richard Lindahl	61	Executive Vice President, Chief Financial Officer and Treasurer
Coleen Glessner	54	Executive Vice President, Quality and Ethics and Compliance
Simon Lowry, M.D.	52	Chief Medical Officer, Head of Research and Development
Paul Williams	58	Senior Vice President, Products Business
William Hartzel	47	Senior Vice President, Manufacturing and Bioservices
Jessica Perl	44	Senior Vice President, General Counsel and Corporate Secretary
Joseph Papa. For more information about Mr. Papa, please see his biography under the caption “Directors and Nominees.”
Richard Lindahl. Mr. Lindahl was appointed as our executive vice president, chief financial officer and treasurer in March 2018. Mr. Lindahl has more than two decades of financial leadership experience. Prior to joining us, Mr. Lindahl served as chief financial officer of CEB Inc. (“CEB”), a best practice insight and technology company, from May 2009 until April 2017 and as its principal accounting officer until July 2015. At CEB, Mr. Lindahl was responsible for managing finance strategy and operations, tax and investor relations initiatives, overseeing the corporate real estate, facilities and procurement functions and serving as chair of its investments and acquisitions committee. From 2006 until 2008, Mr. Lindahl served as senior vice president and treasurer of Sprint Nextel Corporation and from 2005 to 2006, he served as vice president and treasurer of Sprint Nextel. From 1997 until 2005, Mr. Lindahl served in various positions at Nextel Communications, Inc. (“Nextel”), including as treasurer and in financial planning and analysis roles. Prior to joining Nextel, from 1995 until 1997, Mr. Lindahl held the position of vice president, finance at Pocket Communications, Inc. Before 1995, Mr. Lindahl held various positions at MCI Communications Corp., Deloitte & Touche LLP, and Casher Associates, Inc. Mr. Lindahl earned an M.B.A. from the Darden School at the University of Virginia and a B.A. in computer science from Dartmouth College.
Coleen Glessner. Ms. Glessner has served as Executive Vice President, Quality and Ethics and Compliance since March 2022. Prior to joining Emergent, she held multiple positions at Alexion Pharmaceuticals, Inc. including Senior Vice President, Chief Quality Officer from January 2017 to August 2021 and Vice President, Head of R&D Quality and Compliance from July 2015 to December 2016. Ms. Glessner also spent approximately 15 years in various roles at Pfizer Inc. Ms. Glessner received an M.B.A. from the Massachusetts Institute of Technology and a B.S. in Biology from the University of Pittsburgh.
Simon Lowry, M.D. Dr. Lowry has served as our Chief Medical Officer, Head of Research and Development since 2024. Dr. Lowry is an experienced physician scientist and healthcare leader who is dedicated to advancing science to improve outcomes for patients. He brings over 25 years of experience in clinical medicine and development to help drive innovation and scientific excellence. Before joining Emergent, he served as chief executive officer for Mysthera Therapeutics AG, an early-stage biotechnology company engaged in the development of PIM kinase inhibitors as therapeutics for autoimmune diseases. Simon is a graduate of Cambridge University School of Clinical Medicine and worked in internal medicine in the UK and in Australia before joining the pharmaceutical industry. He has extensive experience in multiple therapeutic areas, including rheumatology and pain, oncology, critical care, dermatology and immunology, ophthalmology and transplant.
Paul Williams. Mr. Williams has served as our Senior Vice President, Products Business since January 2023. In this role he leads Emergent’s medical countermeasures and commercial products business, including NARCAN® Nasal Spray. Prior to assuming his current role, Mr. Williams was Senior Vice President, Government-Medical Countermeasures from January 2022 to January 2023. He also served as the Interim Head of the Vaccines Business Unit from March to December 2021 and Vice President, Global Commercial, Vaccines from May 2020 to February 2021. Before joining Emergent, Mr. Williams was General Manager of Transplant Services at CareDx from June 2019 to May 2020 and held various positions at AMAG Pharmaceuticals from 2014 to 2019, including Senior Vice President, Women’s Health Division. Mr. Williams joined AMAG Pharmaceuticals from Lumara Health where he served on the management team in 2014 to prepare for and execute the sale of the company to AMAG. Mr. Williams additionally served as Senior Vice President & General Manager for Actavis, Inc. (now Allergan) from 2011 to 2013 and held various sales, marketing and operations leadership roles at MedImmune from 2006 to 2011 and Centocor from 1998 to 2006. Mr. Williams earned a B.S. in Finance from Virginia Tech and also holds a certificate of Strategic Marketing from The Wharton School (Executive Education).

26	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Identification of Executive Officers
William Hartzel. Mr. Hartzel has served as our Senior Vice President, since March 2022. Mr. Hartzel is an accomplished leader with a passion to build teams and deliver results. His wide-ranging experience in manufacturing, R&D, and sales makes him uniquely positioned to drive the continuous improvement of Emergent’s manufacturing operations and bioservices business. Before joining Emergent, Mr. Hartzel was the Chief Commercial Officer for Woodstock Sterile Solutions, and spent more than a decade at Catalent Pharma Solutions in a variety of roles, including product management, strategy, commercial operations, and business development. Mr. Hartzel received an M.B.A. from Villanova University and a B.S. in Chemical Engineering from Villanova University.
Jessica Perl. Ms. Perl has served as our Senior Vice President, General Counsel and Corporate Secretary since November 2024, having been promoted from her prior roles with the Company as its VP, Corporate Legal Affairs and Interim General Counsel and Corporate Secretary. Ms. Perl has more than 15 years of experience as a legal professional providing advanced guidance to business leaders, Ms. Perl has been integral in providing meaningful contributions to the development, success, and growth of organizations.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	27

Executive Compensation
COMPENSATION DISCUSSION AND ANALYSIS

This section of our proxy statement provides our stockholders and other stakeholders with information about our executive compensation programs, decisions, and associated governance for our Named Executive Officers (NEOs) in 2024.

Named Executive Officers
Title as of December 31, 2024
Joseph Papa
President and Chief Executive Officer
Richard Lindahl
EVP, Chief Financial Officer and Treasurer
Coleen Glessner
EVP, Chief Quality & Compliance Officer
Paul Williams
SVP, Products
William Hartzel
SVP, Manufacturing and Bioservices
Formerly Serving Named Executive Officers
Title as of date of separation
Haywood Miller
Interim Chief Executive Officer
Jennifer Fox
EVP, External Affairs, General Counsel and Corporate Secretary

28	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
EXECUTIVE SUMMARY
Year in Review
In 2024, a multi-year transformation plan was developed and implemented to stabilize, turnaround and ultimately transform the Emergent business. The first phase – stabilization – was completed ahead of schedule, marked by a reduction in debt, a stronger balance sheet and a renewed focus on our mission to protect and save lives.
Our 2024 performance reflects execution of the Company’s transformation plan, strategic goals and favorable year-end performance. Our total revenue ended on track with 2023 $1.04 billion, a net loss of $(190.6) million compared to $(760.5) in 2023, adjusted net loss of $(12.1) versus $(319.0) million in 2023, and adjusted EBITDA of $183.1 compared to $(22.3) million in 2023.
Key Results
•Reduced net debt, refinanced and extended debt maturity to 2029
•Entered into $250M Term Loan with Oak Hill Advisors
•Closed $100M ABL revolver led by Wells Fargo
•Improved profitability and operating cash flow
•Divested assets and streamlined our site network while meeting internal product delivery commitments for customers and significantly improving operating margins
•~$250M of cost structure optimization savings since January 2023
•$130M of annualized savings announced in 2024
•Refocused our core business segments and growth drivers: medical countermeasures and NARCAN® Nasal Spray
•Distributed 11M two-dose cartons or 22 million doses of NARCAN® Nasal Spray across the U.S. and Canada
•Received ~$550M of new MCM contract option awards
•Received U.S. FDA approval for ACAM2000®, (Smallpox and Mpox (Vaccinia) Vaccine, Live) to include prevention of mpox disease in individuals determined to be at high risk for mpox infection
•Supporting new clinical trial evaluating the safety and efficacy of brincidofovir in treating mpox virus in Africa
•Resolved legacy legal disputes and improved quality and compliance outcomes
•$50M received from Janssen settlement
•Streamlined business and completed $117M of asset sales
•$75M for the sale of RSDL® to SERB
•$35M for the sale of Baltimore-Camden facility to Bora, plus significant headcount reduction
•$7M for the sale of an underutilized warehouse in Canton, MA
•Received $30M across two milestone payments from Bavarian Nordic

The graphical illustrations below compare our 2024 total revenues, adjusted EBITDA, and operating expenses (R&D and SG&A) against the same key financial performance metrics for fiscal year 2023.
1.See “Reconciliation of Non-GAAP Measures” for a reconciliation of this non-GAAP financial measure to the most closely related GAAP financial measure.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	29

Executive Compensation
2024 Say-on-Pay

At our 2024 annual meeting of stockholders, over 97% of votes from our stockholder were cast in favor of our say-on-pay resolution confirming continued support for our executive compensation framework.
A positive and supportive indication of our governance practices and our compensation program.
97% votes in favor
Alignment of Pay with Performance
These achievements exceeded the expectations we had at the start of 2024. Reflecting our commitment to designing executive compensation programs that align pay and performance, this resulted in the following:
•Above target outcomes for annual cash incentive awards. Our corporate performance factor yielded results above target, which would have resulted in a 130% payout for the year. Upon evaluating the outstanding accomplishments in 2024, the Compensation Committee approved a 140% payout for the year. As discussed in the following section, executive officers were ineligible for awards under the Company’s 2023 Annual Bonus Plan following the approval of a Key Employee Retention Plan (“KERP”) that was implemented in July 2023. The final payments from this plan were made in 2024.
•2022-2024 PSUs were forfeited due to not achieving the threshold performance goals. The performance stock unit (PSU) awards granted in 2022 concluded their three-year performance period on December 31, 2024. The three-year cumulative adjusted EBITDA margin for the performance period as presented to and determined by the Compensation Committee on February 14, 2025 to be 6.2%, resulting in a 2022 PSU payout factor of 0% of target.
•Outstanding equity is valued below threshold. Reflecting our stock price at the end of 2024, recent equity awards have an economic value substantially lower than their grant date fair value, and some historical stock option awards are underwater with no intrinsic value. The pay versus performance disclosure beginning on page 57 of this proxy statement further illustrates the declining equity values over the past five years and the impact this has had on “compensation actually paid,” as defined in SEC rules relating to our pay versus performance disclosures.
2024 Compensation at a Glance
The Compensation Committee approves the target compensation levels, mix and design for our executive officers. Our executive compensation program in 2024 was modified from the prior year and was comprised of base salary, target annual cash incentive, and a fixed share annual equity grant solely in stock options. The Compensation Committee approved the compensation program for our executive officers, other than Mr. Papa, effective January 1, 2024.
CEO Compensation
Effective February 21, 2024, the Company announced that Mr. Papa had been appointed as President, CEO and Director succeeding Mr. Miller who had served as Interim CEO since June 24, 2023. In connection with Mr. Papa’s appointment, the Compensation Committee approved the following compensation:
•Base salary. Mr. Papa’s annual base salary was set at $1,000,000.
•Annual incentive for 2024 performance. Mr. Papa’s annual cash incentive was set at 130% target, which aligns with the target annual cash incentive set forth his employment agreement, please see “CEO Employment Agreement” beginning on page 55.
•Equity and performance grants in 2024. In connection with his hiring, Mr. Papa received the equity and performance grants as set forth in his employment agreement, please see “CEO Employment Agreement” beginning on page 55.
Former CEO Compensation
Haywood Miller, who had been an advisor to the Company since April 2023, was announced as Interim CEO effective June 24, 2023. The Compensation Committee approved payment of monthly cash compensation in the value of $125,000 to Mr. Miller until the earlier of the appointment of a permanent CEO and June 24, 2024. Mr. Miller did not receive any other compensation in connection with his role. Mr. Miller ceased to serve as Interim CEO effective February 21, 2024, following the appointment of Mr. Papa.

30	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Other NEO Compensation
For 2024, the Compensation Committee approved the following compensation program for NEOs, other than Mr. Papa:
•Limited increases to base salaries. Executive officers received salary increases for 2024, which ranged from approximately 4 - 5%.
•Annual cash incentive opportunities with weighting of financial measures increased. Payouts were earned based on a combination of corporate, which increased the financial performance measure, and individual performance goals weighted 90% and 10%, respectively. Corporate performance reflected a combination of financial and operational priorities for the year, along with an increased weighting of financial goals to formally account for equal to or greater than 50% overall corporate performance factor. Otherwise, there were no changes to NEOs’ annual cash incentive opportunities for 2024, other than a 10% increase to target cash incentive for Messrs. WIlliams and Hartzel.
•Annual equity awards granted solely in stock options. The usage of fixed stock option shares allowed us to minimize the usage of our share pool leaving an adequate reserve for strategic hires and promotions. Also, due to the risks of setting multi-year performance goals during a period of significant transformation, the Compensation Committee determined that executive equity awards for 2024 would be granted in stock options. Awards were approved as a consistent fixed share amount that vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the 1st, 2nd and 3rd annual anniversaries of the date of grant. The 2024 option grants will expire immediately prior to the 7th annual anniversary of the date of grant.
Looking to 2025
CEO Compensation
The Compensation Committee approved the compensation for Mr. Papa, effective January 1, 2025, as follows:
•Increase to base salary. Based on its evaluation of Mr. Papa’s 2024 performance, the Compensation Committee increased Mr. Papa’s base salary from $1,000,000 to $1,040,000, a 4% increase.
•2024 annual cash incentive. Based on its evaluation of corporate performance as indicated by the corporate factor, the Compensation Committee determined to award Mr. Papa a cash bonus of $1,566,474 for his contributions to the Company’s performance in 2024, which was 140% of his 2024 annual cash incentive target opportunity, prorated for his February 21, 2024 hire date.
•Annual equity award granted in 50% stock option and 50% PSU’s. An equity award consisting of 282,500 stock options and 282,500 Performance stock units (PSUs) were approved and granted on March 6, 2025. The stock options will vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the 1st, 2nd and 3rd annual anniversaries of the date of grant. The PSU will vest over a three-year period subject to continued service, subject to the attainment of certain adjusted EBITDA targets for 2025.
Other NEO Compensation
For 2025, the modest changes approved by the Compensation Committee for NEOs, other than Mr. Papa, are summarized below:
•Limited increases to base salaries. Executive officers received salary increases for 2025, which ranged from approximately 3.5 - 3.75%.
•Unchanged annual cash incentive opportunities with unchanged weighting of financial measures. There were no changes to the annual cash incentive opportunities for 2025. Payouts will continue to be earned based on a combination of corporate and individual performance goals weighted 90% and 10%, respectively. Corporate performance will continue to reflect a combination of financial and operational priorities for the year, with the continued weighting of financial goals to formally account for equal to or greater than 50% of the overall corporate performance factor.
•Annual equity awards in the form of 50% stock options and 50% RSUs. The annual equity awards will vest over a three-year period subject to continued service, with one-third of the total grant vesting on the day prior to each of the 1st, 2nd and 3rd annual anniversaries of the date of grant. The 2025 option grants will expire the day immediately prior to the 7th annual anniversary of the date of grant.
The Compensation Committee made these decisions holistically with due consideration of multiple factors and focused on the best interests of our stockholders. Our compensation program continues to emphasize equity-based compensation and pay-for-performance.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	31

Executive Compensation
COMPENSATION DESIGN
Compensation Philosophy

At Emergent, our mission is to protect and enhance life. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To be successful, we need to attract and retain top talent who embrace this vision to support our growth strategy in alignment with the long-term interests of our stockholders.
Our compensation philosophy informs the decisions made by the Compensation Committee, and our executive compensation programs are based on four key principles that embody this philosophy.

Our Compensation Philosophy
•Supports a pay-for-performance culture
•Focuses on achieving well-articulated goals
•Demonstrates leadership values
•Provides market-competitive compensation
•Focuses on attracting and retaining top talent
•Rewards individual contributions
•Employs disciplined use of equity

Principle	How we achieved this in 2024 at Emergent BioSolutions for our NEOs

Pay should be linked to performance.	A significant portion of compensation is variable.
On average, 57% of NEO(1) target direct compensation is based on performance, delivered in the form of either annual cash bonuses or equity awards.
Equity compensation should align executive interests with those of stockholders.	Equity compensation is awarded in stock options.
Stock options align rewards with stock price performance.
Overall compensation is targeted within a range of the competitive market median.
Compensation opportunities should be competitive with relevant peer companies.	Compensation peer groups reflect the industries we compete with for executive talent and take into account revenues, market capitalization, net income, headcount, and research & development expense.
Supplemental benefits and perquisites should be limited and used selectively in specific circumstances to attract and retain executives.	Executives participate in broad-based benefits that are generally available to all employees.
Any supplemental benefits or perquisites are considered on a case-by-case basis.
No NEO received supplemental benefits or perquisites in 2024.
1.Average weighting of the target annual cash and equity incentives in NEOs’ 2024 target compensation packages. Excludes former interim CEO, who was not eligible for equity or cash bonus.

32	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Compensation Policies and Practices
In furtherance of good governance, there are a number of policies and practices applicable to NEOs that we embrace.

What We Do

Pay-for-Performance
Deliver the majority of executive compensation in at-risk performance-based pay.
Maintain a robust compensation recoupment policy.
Require meaningful stock ownership through defined guidelines.
Conduct regular market benchmarking against reasonable peers.
Maintain payout caps on variable compensation.
Conduct an annual risk assessment of compensation programs.
Operate double-trigger change in control provisions.
Retain an independent compensation consultant.
Include a say on pay proposal in our annual proxy statement.

What We Don’t Do

X	No single-trigger vesting of equity on a change in control.
X	No tax gross-ups in connection with change in control severance payments and benefits.
X	No backdating or repricing of options.
X	No payment of dividends or dividend equivalents unless equity awards are earned and/or vested.
X	No short sales or other individual hedging transactions
X	No excessive perquisites or benefits.
X	No equity grants below 100% of fair market value.

Compensation Framework
The following table summarizes the core elements of the executive compensation program in operation during 2024.

Pay Component	Key Features in 2024

Base Salary Provide compensation that is competitive.
•Reflects an executive’s role and scope of responsibility, and the experience, time in role, expertise, and future potential of the executive.
•Increases consideration of individual performance as well as overall company performance more broadly.
•Generally, within a competitive range of the 50th percentile as compared to peer group informed by the factors noted above.

Annual Cash Incentive Provide performance-based, short- term cash compensation relative to the achievement of pre-set objectives.
•Based on corporate performance for the CEO, and a combination of corporate (90%) and individual (10%) performance for the other participating NEOs.
•Payouts can range from 0% – 150% of target.
•Bonus targets generally set with reference to the market 50th percentile as well as internal relativities, where appropriate.

Equity Incentives Provide awards that align the interests of our executives with those of our stockholders over the long term.
•Link executive compensation to long-term company performance.
•Granted in stock options (100%).
•Fixed amount of stock options to minimize share usage.
•Stock options vest in three equal annual installments over a three-year period.
•Stock options subject to a seven-year term.

Retirement and Health and Welfare Benefits Promote healthiness and financial readiness for retirement.	•Executives participate in programs on the same basis as other employees. •Benefits include health insurance, life and disability insurance, dental insurance and a 401(k) plan.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	33

Executive Compensation
COMPENSATION GOVERNANCE

Executive Compensation Processes
The Compensation Committee has implemented an annual review program for our executive officers under which it determines annual salary increases, annual cash bonus amounts and annual equity awards granted to our executive officers. Our chief executive officer and chief human resources officer prepare compensation recommendations regarding the compensation of each of the executive leadership team, which includes all of our executive officers and certain other senior officers of the Company, other than the chief executive officer, and present these recommendations to the Compensation Committee for approval. The Compensation Committee evaluates the overall performance of the chief executive officer and the other executive officers based on achievement of corporate goals and objectives, achievement of individual goals, performance of job responsibilities and demonstration of behavioral competencies. The Compensation Committee then makes individual compensation decisions for the chief executive officer and the executive officers based on these evaluations and competitive market data.
Our chief executive officer, chief financial officer and chief human resources officer have the authority to grant stock options and RSUs to employees under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan. However, neither our chief executive officer nor any other officer has authority to grant stock options or RSUs: (i) to himself or herself; (ii) to any other director, executive officer, officer or other person whose compensation is determined by the Compensation Committee; or (iii) to any person whom the Board or the Compensation Committee may from time to time designate in writing.
Role of the Compensation Committee
The primary purpose of the Compensation Committee is to oversee the discharge of the responsibilities of the Board relating to compensation of the Company’s executive officers, and comprises four independent directors, chaired by Dr. Sullivan.
The core duties of the Compensation Committee include:
•Evaluating the performance of and determining compensation for the CEO.
•Evaluating the performance of other executive officers.
•Reviewing compensation recommendations prepared by the CEO and chief human resources officer for other executive officers.
•Overseeing our incentive plans, including approving performance goals and objectives applicable to executive officers, and the Company’s employee stock purchase plan.
•Reviewing and discussing this Compensation Discussion and Analysis of executive compensation and the Compensation Committee Report.
•Overseeing compensation risk management.
•Staying abreast of emerging market trends and regulatory/legislative developments and evaluating the potential impact on broader compensation policies/programs, as appropriate.
Role of Advisors
The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation. During 2024, the Compensation Committee retained WTW (formerly known as Willis Towers Watson) as an independent outside compensation consultant, which has been WTW’s role with the Compensation Committee for the last several years. In this capacity, WTW was invited to provide advice on market compensation practices, programs, and policies; provide competitive compensation data; review compensation-related recommendations from management; and assist with the implementation of various compensation decisions. Furthermore, WTW, frequently meets with management to gain input on objectives with respect to executive compensation in order to assist the Compensation Committee in its deliberations.
The Compensation Committee reviews independence annually, in accordance with SEC requirements, to understand any relationships between WTW and Emergent. Following an assessment in 2024, the Compensation Committee determined that WTW’s work had not raised a conflict of interest and that WTW is an independent compensation advisor to the Compensation Committee and the Company.

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Executive Compensation
Stockholder Engagement
Our Board and Compensation Committee recognize the importance of receiving regular input from our stockholders on important issues, including our executive compensation program. Our annual non-binding advisory vote on executive compensation provides an opportunity for all of our stockholders to have a regular say-on-pay, the results of which are considered by the Compensation Committee. Consistent with prior years, we received high levels of support with over 97% of votes cast in favor of our 2024 say-on-pay resolution. The Compensation Committee considered this outcome a positive reinforcement of our framework in light of a challenging operating environment, which informed discussions on our 2025 executive compensation framework, which remains largely unchanged.
Use of Market Data

The Compensation Committee reviews compensation levels and program design at comparable companies as part of its decision-making process so it can set total compensation levels that it believes are competitive and aligned with performance. Several peer groups are utilized to ensure high quality, relevant and reliable competitive market data that supports informed decision-making. The compensation committee generally sets NEO target total direct Compensation to be Competitive within this context, taking into consideration the scope of job responsibilities, individual performance, experience, internal pay equity and other relevant factors.

Our Compensation Peer Groups •Reviewed annually •Dual perspective (proxy and survey data) •Relevant industry representation •Appropriate relative size •Inform decision-making

Peer Group	Overview	Selection Criteria(1)

Proxy Peer Group	Publicly disclosed, line-by-line compensation data specific to the NEO population, limited to data reported externally by peer companies.
•U.S.-based publicly traded companies;
•Pharmaceutical, biotechnology healthcare equipment(2) and life sciences tools and services(3) industry classifications;
•Relevant financial metrics: revenues between $450 million and $3.0 billion; market capitalization between $250 million and $1.6 billion; negative EBITDA;
•Headcount (full-time) of 830 to 5,000; and
•Additional judgement lenses include, for example, assessing business mix relevance and international footprint.

Peer Groups	Broader competitive data limited to survey participants from a combination of WTW’s Pharmaceutical and Health Sciences survey and Radford’s Global Life Sciences survey.
•Participants in two industry-relevant surveys by reputable providers;
•Independent and publicly traded companies;
•Radford peer group comprises companies with commercial biopharma, medical devices and diagnostics, or contract research / manufacturing industry classifications, with revenues between approximately $200 million – $2.5 billion;
•WTW peer group comprises companies with pharmaceutical, biotechnology, and healthcare equipment and supplies industry classifications, with revenues between approximately $100 million and $4.9 billion; and
•Broader non-industry data may be referenced if peer specific data is not available.

1.Selection criteria are broadly consistent year-over-year, but financial criteria ranges are typically updated to reflect changes in Emergent’s size.
2.Healthcare equipment companies include manufacturers of health care equipment and devices, including medical instruments, drug delivery systems, cardiovascular and orthopedic devices, and diagnostic equipment.
3.Life sciences tools and services companies include companies enabling drug discovery, development, and a production continuum through the provision of analytical tools, instruments, consumables and supplies, clinical trial services and contract research services (primarily servicing the pharmaceutical and biotechnology industries).

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	35

Executive Compensation
Five new companies were added in 2024 to improve Emergent’s comparability with the peer group median, and two companies were removed, in one case to outsized revenues and in the other because the company was acquired and de-listed. The Compensation Committee determined that the 2024 additions combined with the remaining 15 companies provided a sufficiently robust and relevant group to reference. The following companies were included in the Proxy Peer Group to inform 2024 compensation decisions.

Retained for 2024(1)	New Additions for 2024
At the time of approval
in late 2023 Emergent
ranked at the
42nd percentile
on revenue,
26th percentile
on net income,
18th percentile
on R&D expense as a percentage of revenue,
6th percentile
on trailing 12-month market capitalization and the
45th percentile on headcount.

1.Alkermes plc;
2.Amneal Pharmaceuticals, Inc.;
3.Amphastar Pharmaceuticals, Inc.;
4.Bio-Techne Corporation;
5.Bruker Corporation;
6.CRISPR Therapeutics AG;
7.Exelixis, Inc.;
8.Globus Medical, Inc.;
9.Haemonetics Corporation;
10.Integra LifeSciences Holdings Corporation;
11.Ionis Pharmaceuticals, Inc.;
12.Masimo Corporation;
13.Neurocrine Biosciences, Inc.;
14.OPKO Health, Inc.; and
15.United Therapeutics Corporation.
1.ACADIA Pharmaceuticals Inc.; 2.Dynavax Technologies Corporation; 3.Invitae Corporation; 4.Myriad Genetics, Inc.; and 5.PTC Therapeutics, Inc.

20 company peer groups to ensure sufficient robustness of data

1.Removals for 2024: Jazz Pharmaceuticals plc and Nuvasive, Inc.
2025 Proxy Peer Group
In November 2024, the Compensation Committee approved the Proxy Peer Group that would be used to inform 2025 compensation decisions.
•Eight companies were removed from the Proxy Peer Group. Bio-Techne Corporation, Bruker Corporation, Exelixis, Inc., Globus Medical, Inc., Invitae Corporation, Masimo Corporation, Neurocrine Biosciences, Inc. and United Therapeutics Corporation. In most cases companies were removed due to market caps at the high-end of the established range given sensitivity in comparing compensation levels to outsized peers. Invitae Corporation was removed due to bankruptcy filing.
•Six companies were added to improve Emergent’s comparability with the peer group median: ANI Pharmaceuticals, Inc., Collegium Pharmaceutical, Inc., Novavax, Inc., Organogenesis Holdings Inc., Pacira BioSciences, Inc. and Supernus Pharmaceuticals, Inc.

36	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Compensation and Risk
The Company maintains a number of policies intended to reflect our compensation philosophy. The key terms of these policies are summarized below.
Stock Ownership Requirements
We continue to believe it is important for directors and executives to have an equity stake in our company to help align their interests with those of our stockholders. Stock ownership guidelines are periodically reviewed and were last increased in 2020.

Minimum Executive Guidelines	•Chief Executive Officer: Five times base salary(1) •Other Executive Officers: Two times base salary

Minimum Board Member Guidelines	•Five times Board annual retainer fees(2)

Period to Comply	•Five years from becoming a covered person under the policy

Counted Equity Interests	•Stock owned outright by the officer or director •Unvested and vested RSUs and vested PSUs •Stock options are not counted as equity interests

Retention Requirement	•Retention of 50% of the after-tax shares received upon the vesting of RSUs and PSUs or exercise of stock options until the time the applicable minimum guideline is met

1.Only applies if the Chief Executive Officer is also a member of the Board of Directors.
2.Annual retainer fees exclude meeting fees, committee retainers, committee chair retainers and lead independent director retainers (if applicable).
The Board regularly monitors ownership levels to ensure executives and directors have strong ties to stockholder value, long-term company performance, etc. For 2024, all directors and executives were in compliance with the stock ownership policy.
Compensation Recovery Policy
We have an executive compensation recovery policy that is intended to encourage sound risk management and drive individual accountability, reflecting our commitment to leadership values as part of our compensation philosophy. The Board adopted a revised executive compensation recovery policy (the “Policy”) in October 2023 which complied with NYSE listing standards, a copy of which was filed as Exhibit 97.1 to the Form 10-K filed for the fiscal year ended December 31, 2024. Capitalized terms in this section “Compensation Recovery Policy” that are not otherwise defined have the meanings set forth in the Policy.
The Policy provides that in the event the Company is required to prepare an Accounting Restatement, any Executive Officer who received excess compensation during the lookback period will be required to repay or forfeit any such Excess Compensation reasonably promptly. Recovery of erroneously received compensation under the Policy is on a “no fault” basis, meaning that it will occur regardless of whether the Executive Officer engaged in misconduct or was otherwise directly or indirectly responsible, in whole or in part, for the Accounting Restatement.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	37

Executive Compensation

Covered Employees	•An individual who is, or was during an applicable Look-back Period, an Executive Officer pursuant to Rule 10D-1(d) of the Exchange Act.

Covered Compensation
•Incentive-Based Compensation previously awarded up to three completed fiscal years preceding the date on which the Board determines that reimbursement is required.
•Incentive-Based Compensation means “[a]ny compensation that is granted, earned or vested based wholly or in part on stock price, total shareholder return, and/or the attainment of (i) any financial reporting measure(s) that are determined and presented in accordance with the accounting principles used in preparing the company’s financial statements and/or (ii) any other measures that are derived in whole or in part from such measures.
•This can include: (i) bonus, equity awards or incentive compensation previously awarded; (ii) unvested, restricted, or deferred equity awards previously granted; (iii) profits realized on the sale of certain securities; and (iv) any other compensation covered by Section 304 of the Sarbanes-Oxley Act.

Covered Events	•“Accounting Restatements,” which means any accounting restatement due to the material noncompliance of the company with any financial reporting requirement.

Board Authority	•Administering the Policy, including seeking to recoup Excess Compensation in the case of an Accounting Restatement and determining the means of such recoupment.

The Policy provides that the Board will seek to recover excess compensation by all legal means available, including, but not limited to, by requiring any affected executive officer to repay to the Company in a lump sum or over time, by set-off, by cancelling outstanding awards, by reducing future compensation of the affected executive officer, or by such other means or combination of means as the Board, in its sole discretion, determines to be appropriate. In accordance with the Board’s direction, the Company shall take all actions reasonable and appropriate to recover any excess compensation from any applicable Executive Officer, and such Executive Officer shall be required to reimburse the Company for any and all expenses reasonably incurred (including legal fees) by the Company in recovering such excess compensation in accordance with the Policy.
Notwithstanding the above, the Board also may determine that repayment of excess compensation (or a portion thereof) is not required only where it determines that recovery would be impracticable and (i) the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered, provided the Company has (A) made a reasonable attempt to recover such excess compensation, (B) documented such reasonable attempt, and (C) provided such documentation to the NYSE, or (ii) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.
In addition, the Policy clarifies that forfeiture or recoupment thereunder is in addition to any other remedy available by law or available company policy.
Insider Trading Policy
Our Insider Trading Policy prohibits our directors and executive officers from entering into derivative transactions such as puts, calls, or short sales of our common stock (commonly referred to as hedging), among many other actions. Advance approval is required by the General Counsel if any director or executive officer wishes to pledge Emergent securities or hold Emergent securities in a margin account. We provide training and distribute periodic reminders to our directors and executive officers regarding this policy.
A copy of the Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

38	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
2024 COMPENSATION DECISIONS AND OUTCOMES
Base Salary
The Compensation Committee approved the following annual base salaries effective January 1, 2024.

Role	2024 Base Salary ($)	2023 Base Salary ($)	Increase (%)

Joseph Papa(1)	1,000,000	—	—
Haywood Miller(2)	218,750	1,500,000	N/A
Richard Lindahl(3)	639,604	615,000	4
Coleen Glessner(3)	603,800	575,000	5
Paul Williams(4)	495,000	450,000	10
William Hartzel(3)	468,008	—	N/A
Jennifer Fox(5)	409,320	585,000	(19)
1.Mr. Papa was appointed as President, CEO and Director of the Company on February 21, 2024. Represents annual base salary set forth in Mr. Papa’s employment agreement. Please see “CEO Employment Agreement” beginning on page 55 of this proxy statement.
2.Represents actual amount of base salary paid to Mr. Miller in 2024, who was appointed by the Board as a non-employee Interim CEO on June 24, 2023; on February 21, 2024, Mr. Miller stepped down from this role.
3.Represents annual base salary, as approved by the Compensation Committee on February 14, 2024, for Messrs. Lindahl and Hartzel and Ms. Glessner.
4.On February 14, 2024, the Compensation Committee approved an annual base salary for Mr. Williams of $468,000, and on November 4, 2024, approved an increase from $468,000 to $495,000.
5.Represents actual amount of base salary paid to Ms. Fox, whose employment with the Company terminated on August 16, 2024. The annual base salary, as approved by the Compensation Committee on February 14, 2024 for Ms. Fox, was $608,400.
Annual Cash Incentives
The annual bonus plan provides the Compensation Committee with the authority to award cash incentives to executive officers that are intended to motivate and compensate for the achievement of strategic, financial, operational and, with effect for 2024, individual performance objectives during the year.

		[				]
Target Annual Cash Incentive Award	x		Corporate Performance (90% - 100%)	+	Individual Performance (0% - 10%)		=	Actual Annual Cash Incentive Award

The amount payable under the annual cash incentive is reviewed and approved by the Compensation Committee each year. For all NEOs, for the threshold performance a bonus of 50% of target is earned, and for all NEOs other than Mr. Papa for maximum performance a bonus of 150% of target is earned, and for Mr. Papa for maximum performance a bonus of 200% of target is earned.
The following target opportunities were set and reviewed with reference to the 50th percentile of applicable market data of the proxy peer group described above, as well as internal equity considerations:

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	39

Executive Compensation

Role(1)	2024 Target Cash Incentive (% of Base Salary)	Corporate Performance Weighting	Individual Performance Weighting

Joseph Papa	130%	100%	0%
Richard Lindahl	60%	90%	10%
Coleen Glessner	60%	90%	10%
Paul Williams	50%	90%	10%
William Hartzel	50%	90%	10%
Jennifer Fox	60%	90%	10%
1.As Interim CEO, Mr. Miller was not eligible for a 2024 Target Cash Incentive.
Key Employee Retention Plan
In 2023, the Committee worked with its independent compensation consultant and outside counsel to implement a Key Employee Retention Plan (the “KERP”). The intent of the KERP was to retain critical members of the executive team during a period of continued uncertainty while the Board undertook a search for a new CEO. In approving the KERP, the Compensation Committee considered practices among companies that have deployed in comparable situations. In summary the KERP provided for the following:
•Executive cash retention payments worth 130% of salary. The award was split into two installments: 50% was paid on approval in July 2023 with a 12-month repayment clause; the remaining 50% was paid on the first anniversary of the Compensation Committee’s approval of the KERP in July 2024 (the “Original KERP”). In conjunction with approving the awards, the Compensation Committee determined that executives would not be eligible to receive any annual cash incentive in 2024 relating to 2023 performance.
•Enhanced severance benefits on a change in control, for a period of one year. The Senior Management Severance Plan provisions were reviewed and updated during the one-year critical retention period. The only change was to the cash severance multiple on a change in control, which was increased from 0.75 - 1.5 times base plus target bonus to 1.0 - 2.5-times, varying by level. In July 2024, the severance multiples reverted to their prior values.
•Executive officers were ineligible to participate in the annual cash incentive plan in respect of 2023 performance.
6-Month Extension of KERP
In March 2024, the KERP was extended for a six-month period, which resulted in an additional installment equal to 50% of the award (the “Extended KERP”). Following the payment of the additional installment, the KERP expired.
The following table summarizes the aggregate KERP incentive amounts paid to each eligible NEO in 2024 pursuant to the Original KERP and the Extended KERP:

Role(1)	Original KERP Incentive(2) ($)	Extended KERP Incentive(3) ($)

Joseph Papa(4)	N/A	N/A
Richard Lindahl	399,753	399,753
Coleen Glessner	373,761	373,761
Paul Williams	291,500	291,500
William Hartzel	292,500	292,500
Jennifer Fox	380,250	—
1.Mr. Miller was ineligible for bonus or retention awards, including the KERP.
2.Represents the second installment of the Original KERP, which was paid on July 26, 2024. The first installment of the Original KERP was paid on August 4, 2023.
3.Represents the additional installment pursuant to the Extended KERP, which was paid on December 20, 2024.
4.Mr. Papa was hired on February 21, 2024 and did not participate in the Original KERP or the Extended KERP.

40	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Executive Compensation
The Compensation Committee met in the first quarter of 2025 to assess corporate and individual performance in order to provide executives with feedback regarding 2024 performance. Like other companies in our industry, rather than adopting a formulaic scorecard, judgement is applied in assessing performance against a number of objectives with reference to (i) annual corporate goals, (ii) the corporate operating plan goals and (iii) other general considerations. Performance is assessed against each objective and a rating is assigned indicating the extent to which goals were or were not met. The Compensation Committee can then apply judgement, taking into account broader performance considerations in determining a final corporate factor.
The following table summarizes the outcome in respect of 2024 corporate performance.

Corporate Objective	Not Met	Meets Expectations	Significantly Exceeds

Strengthen financial profile to achieve cost efficiencies and improve business performance.			●
Execute core business to protect and support public health preparedness.		●
Deliver near-term organic growth and create longer-term growth opportunities.		●
Engage our people and evolve our culture in alignment with our business needs and strategy.		●
Continue to build confidence and trust through sustained quality and compliance.		●

Corporate Performance Score Payout (eligible employees)			140%

Equity Incentives
Equity incentives represent the largest proportion of an NEOs’ target compensation, other than for Mr. Miller who was not eligible for equity-based compensation in his capacity as Interim CEO. The Compensation Committee considers survey data and peer proxy data, as applicable with reference to market median, but actual grants may be positioned above or below based on any number of factors, including role scope and criticality, individual performance, internal equity and broader market dynamics. The Compensation Committee reviews all components of each executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives. The Compensation Committee may also consider the value of previously granted equity awards although this, or existing levels of ownership, will not necessarily cause the Compensation Committee to forego making, or reducing the amount of, any future award.
Equity compensation serves a distinct purpose with respect to our compensation philosophy and principles, as summarized below.

Equity Type and Weighting	Purpose	Key Features

Stock Options (100%)	•Align executives’ interests with the long-term interests of our stockholders; and •Reward for increases in stock price above the exercise price.
•Exercise price equal to the fair market value of our common stock on the date of grant (defined as the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant);
•Seven-year term; and
•Vest in three equal annual installments beginning on the day prior to the one-year anniversary of the date of grant.

We generally make an equity grant in the month following the hire date for new executives and in the month following the date of executive promotions. If circumstances warrant, we also may make equity grants at various other points throughout the year. The Compensation Committee approved all awards to executive officers in 2024.
In 2024, the Compensation Committee determined that equity grants for the year would be made in a fixed share option grant due to share pool constraints. Grant date fair values are calculated utilizing a Black Scholes valuation model for stock option awards. This approach meant that grant date fair values were lower than the values approved by the Compensation Committee as a result of the share price decreasing between the date of approval and the date of grant.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	41

Executive Compensation
The Compensation Committee approved the following 2024 annual equity awards.

Role(1)	2024 Annual Equity (#)(2)	2024 Grant Date Fair Value

Joseph Papa(3)	N/A	N/A
Richard Lindahl	125,000	$187,175
Coleen Glessner	125,000	$187,175
Paul Williams	125,000	$187,175
William Hartzel	125,000	$187,175
Jennifer Fox(4)	125,000	$187,175
1.As Interim CEO, Mr. Miller was not eligible for equity incentive awards.
2.Represents underlying shares for 2024 annual equity incentive award, which is based on a fixed amount of shares, granted as stock options.
3.Mr. Papa was not eligible for 2024 equity incentive awards. See “CEO Employment Agreement” beginning on page 55 of this proxy statement for details regarding equity awards made to Mr. Papa in connection with his joining the Company on February 21, 2024.
4.In connection with Ms. Fox’s termination, all stock options awarded in 2024 were forfeited.
2022-2024 Performance Stock Units (PSUs)
Since 2017, the Compensation Committee has utilized PSUs as a means to further align executives’ long-term interests with those of our stockholders, and link pay to multi-year performance objectives of strategic importance. For awards granted between 2020 and 2022, performance goals have been based on a 3-year cumulative adjusted EBITDA as a percentage of GAAP revenue, reflecting our focus on adjusted EBITDA performance as a key profitability metric. Prior to that, performance was based on final year adjusted net income as a percentage of GAAP revenue.
The table below discloses the potential range of performance objective targets under the 2022 PSUs (Threshold, Target and Maximum), the final level of achievement and the ultimate payout factor. Given cumulative adjusted EBITDA margin results fell below the threshold level, none of the PSU awards were vested in early 2024.

Performance Ranges and Final Outcome Under 2022 PSUs

Performance Measure	Performance Objective Targets			Final Level of Achievement(1)	Final 2022 PSU Payout Factor

	Threshold (50% Vests)	Target (100% Vests)	Maximum (150% Vests)

Adjusted EBITDA Margin	20.5%	23.5%	26.5%	6.2%	0%
1.The three-year cumulative adjusted EBITDA margin for the performance period as presented to and determined by the Compensation Committee on February 14, 2025 to be 6.2%.

In addition, the table below reports the original number of shares granted under the 2022 PSUs as well as the number of pre-tax shares actually issued based upon the final level of achievement of adjusted EBITDA margin.

Role	Number of PSUs Originally Granted (Target)	Number of Shares Issued (Pre-Tax)

Richard Lindahl	16,916	0
Coleen Glessner	29,991	0

42	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Benefits
We maintain broad-based benefit arrangements that are generally available to all employees as summarized below.

Benefit	Eligible	Key Features

Health & Welfare Insurance Benefits	All employees	•Executives are eligible to participate on the same basis as other employees. •Includes health insurance, life and disability insurance and dental insurance.

401(k) Plan	All employees
•Executives are eligible to participate on the same basis as other employees.
•Matching contribution of 50% of elective deferrals for the year, up to 6% of the participant’s eligible compensation, subject to IRS limitations.
•Matching contribution is fully and immediately vested.

Severance and Change in Control
We provide severance and change in control arrangements to select employees, including our NEOs, which are reflected in our Senior Management Severance Plan, effective on July 16, 2015. The plan provides for payments and benefits as a result of involuntary termination without cause or termination of employment in particular circumstances in connection with a change in control. The purpose is to ensure ongoing retention of key executives when considering potential transactions that may create uncertainty as to their future employment.
Severance payments are expressed as a multiple of base salary and target bonus. Multiples range from 1.25 to 2.00 depending on an executive’s role and increase to 2.00 or 2.50 for a termination on a change in control. Other entitlements are also stipulated, including payment of unpaid base salary, earned but unpaid annual bonus, accrued paid time-off and a pro-rata target annual bonus for the year of termination. There are also provisions related to benefits continuation and equity treatment. Detailed information can be found in the “Executive Compensation – Payments Upon Termination or Change in Control” section of this proxy statement.
ADDITIONAL INFORMATION

Tax and Accounting Considerations
Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) impose certain adverse tax consequences on compensation treated as excess parachute payments. An executive is treated as having received excess parachute payments if such executive receives compensatory payments or benefits that are contingent on a change in control, and the aggregate amount of such payments and benefits equals or exceeds three times the executive’s base amount (which is generally such executive’s average compensation from us over the five years prior to the change in control). The portion of the payments and benefits in excess of one-times base amount is treated as excess parachute payments and are subject to a 20% excise tax, in addition to any applicable federal income and employment taxes. Also, our compensation deduction in respect of the executive’s excess parachute payments is disallowed. If we were to undergo a change in control, certain amounts received by our executives (for example, certain severance payments and amounts attributable to the accelerated vesting of stock options, RSUs and PSUs) could be excess parachute payments under Sections 280G and 4999 of the Code. As discussed below under “Payments Upon Termination or Change in Control” of this proxy statement, we do not provide executive officers with tax gross up payments in the event that Sections 280G and 4999 apply to their compensatory payments.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	43

Executive Compensation
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K of Emergent BioSolutions Inc. for the fiscal year ended December 31, 2024.

By the Compensation Committee of the Board of Directors of Emergent BioSolutions Inc.
Louis W. Sullivan, M.D., Chair Keith Katkin Ronald Richard Donald DeGolyer

44	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
2024 Summary Compensation Table
The following table sets forth information for the fiscal years ended December 31, 2024, 2023 and 2022 regarding the compensation of our chief executive officer, chief financial officer, and our three other most highly compensated executive officers in the fiscal year ended December 31, 2024. We refer to these individuals throughout this proxy statement as our “named executive officers.”

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-equity Incentive Plan Compensation(5) ($)	All Other Compensation(6) ($)	Total ($)

Joseph Papa President, Chief Executive Officer and Director	2024	800,000	1,000,000	516,000	1,973,050	1,566,474	7,038	5,862,562

Haywood Miller Former Interim Chief Executive Officer	2024	218,750	—	—	—	—	—	218,750
	2023	766,667	—	—	—	—	—	766,667

Richard Lindahl Executive Vice President, Chief Financial Officer and Treasurer	2024	638,185	799,506	135,000	187,175	541,104	10,350	2,311,320
	2023	613,850	399,753	842,228	313,250	—	9,900	2,178,980
	2022	593,878	—	2,000,020	723,365	196,350	9,150	3,522,762
Coleen Glessner Executive Vice President, Quality and Ethics and Compliance	2024	602,139	747,521	—	187,175	507,192	9,186	2,053,213
	2023	575,708	373,760	526,389	195,781	—	9,900	1,681,538

Paul Williams Senior Vice President, Products Business	2024	469,560	685,001	—	187,175	325,882	8,069	1,675,687
	2023	445,775	392,500	157,928	58,737	—	8,699	1,063,639

William Hartzel Senior Vice President, Manufacturing and Bioservices	2024	466,970	585,000	139,500	187,175	325,266	10,350	1,714,261

Jennifer Fox Former Executive Vice President, External Affairs, General Counsel and Corporate Secretary	2024	472,658	380,250	139,500	187,175	—	10,350	1,189,933
	2023	585,692	380,250	842,228	313,250	—	9,900	2,131,320
	2022	473,544	—	1,750,103	497,360	193,050	9,150	2,923,207
1.Represents actual salary compensation paid in 2024 pursuant to Company’s standard payroll practice and schedule. For Ms. Fox, “Salary” also includes accrued and unused paid time off amount paid upon separation from the Company on August 12, 2024.
2.Reflects new hire bonus payment to Mr. Papa. Reflects second installment of 50% Original KERP payment to Messrs. Lindahl, Williams, and Hartzel and Mses. Glessner and Fox paid in July 2024, and an additional installment of the Extended KERP payment to Messrs. Lindahl, Williams, and Hartzel, and Ms. Glessner paid in December 2024.
3.Reflects the grant date fair value of RSU awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
4.Reflects the grant date fair value of stock option awards granted to the NEOs in the fiscal years indicated, calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
5.Reflects the amounts earned by the NEOs under the Company’s 2024 Annual Bonus Plan for Executive Officers. See “Annual Cash Incentives” discussion in the “Compensation Discussion and Analysis” section on beginning on page 28 of this proxy statement.
6.Represents 401(k) plan matching contributions.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	45

Executive Compensation
2024 Grants of Plan-Based Awards
The following table sets forth information regarding each grant of an award made to each NEO during the fiscal year ended December 31, 2024, under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name*	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise Price of Option Awards ($/sh)(3)	Closing Price of Option Awards on date of Grant ($/sh)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)

			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Joseph Papa	3/13/2024		—	—	—	—	—	—	—	500,000	2.33	2.24	748,700
	3/13/2024		—	—	—	—	—	—	—	250,000	2.33	2.24	374,350
	3/13/2024	(6)	—	—	—	—	—	—	—	250,000	2.33	2.24	325,000
	3/13/2024	(7)	—	—	—	—	—	—	—	250,000	2.33	2.24	285,000
	3/13/2024	(8)	—	—	—	—	—	—	—	250,000	2.33	2.24	240,000
	3/13/2024	(9)				—	—						516,000
			650,000	1,300,000	2,000,000
Richard Lindahl	3/13/2024					—	—	—	—	125,000	2.33	2.24	187,175
			191,880	383,760	575,640
Coleen Glessner	3/13/2024					—	—	—	—	125,000	2.33	2.24	187,175
			181,140	362,280	543,420
Paul Williams	3/13/2024					—	—	—	—	125,000	2.33	2.24	187,175
			123,750	247,500	371,250
William Hartzel	3/13/2024					—	—	—	—	125,000	2.33	2.24	187,175
			117,000	234,000	351,000
Jennifer Fox	3/13/2024					—	—	—	—	125,000	2.33	2.24	187,175
			182,520	365,040	547,560
1.Constitutes threshold, target, and maximum award opportunities for our NEOs under our Annual Bonus Plan. Please see the “Annual Cash Incentives” discussion in the “Compensation Discussion and Analysis” section of this proxy statement. The actual amounts paid with respect to these awards are included in the “Non-equity Incentive Plan Compensation” column in the Summary Compensation Table.
2.Except as otherwise noted below in footnotes 6, 7 and 8, represents shares of common stock issuable upon exercise of stock options. Each stock option grant vests in three equal installments on the day prior to the first, second and third annual anniversaries of the grant date and each option has a term of seven years. All stock options have an exercise price equal to the closing sale price per share of our common stock on the NYSE on the trading day immediately preceding the date of grant.
3.Represents the closing sales price of our common stock on the NYSE on the trading day immediately preceding the date of grant.
4.Represents the closing sales price of our common stock on the NYSE on the date of grant.
5.Reflects the grant date fair value of each equity award calculated in accordance with SEC rules. For a discussion of our valuation assumptions, see Note 2 and Note 11 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2024.
6.The amounts shown represent the number of stock options to be granted upon satisfaction of the conditions to vesting. The stock options vest following the anniversary of the grant date, based on the satisfaction of $5 stock price performance hurdle as described in the CEO Employment Agreement, and subject to the executive officer's continued employment with the Company.
7.The amounts shown represent the number of stock options to be granted upon satisfaction of the conditions to vesting. The stock options vest following the anniversary of the grant date, based on the satisfaction of $10 stock price performance hurdle as described in the CEO Employment Agreement, and subject to the executive officer's continued employment with the Company.

46	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
8.The amounts shown represent the number of stock options to be granted upon satisfaction of the conditions to vesting. The stock options vest following the anniversary of the grant date, based on the satisfaction of $15 stock price performance hurdle as described in the CEO Employment Agreement, and subject to the executive officer's continued employment with the Company.
9.The amount shown represents the value relating to an incentive award valued at $8 million, which may be paid in any combination of cash or common stock, at the discretion of the Board. The incentive award is subject to achieving a stock price of $15 (20-day trading average) within a five-year performance period.
*As Interim CEO, Mr. Miller was not eligible to receive equity awards.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	47

Executive Compensation
2024 Option Exercises and Stock Awards Vested
The following table sets forth information regarding the exercise of stock options and the vesting of RSU awards during the fiscal year ended December 31, 2024, for each of the NEOs on an aggregate basis.

	Option Awards		Stock Awards

Name*	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)

Joseph Papa	—	—	—	—
Richard Lindahl	—	—	36,567	142,074
Coleen Glessner	—	—	80,614	691,418
Paul Williams	—	—	3,770	18,031
William Hartzel	—	—	9,322	60,007
Jennifer Fox	16,394	14,027	22,900	98,258
1.The amounts in the “Value Realized on Exercise” column are calculated based on the difference between the closing market price per share of our common stock on the date of exercise and the exercise price per share of the applicable stock option.
2.The amounts in the “Value Realized on Vesting” column are calculated based on the closing market price per share of our common stock on the vesting date.
*    As Interim CEO, Mr. Miller was ineligible to receive option awards and stock awards.
2024 Outstanding Equity Awards At Fiscal Year End
The following table sets forth information regarding unexercised stock options, unvested RSUs and unvested PSUs outstanding as of December 31, 2024 for each of the NEOs.

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Equity Awards				Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Name	Exercisable	Unexercisable	Option Award Exercise Price ($)	Option Award Expiration Date

Joseph Papa	—	500,000	2.33	3/13/2031	—	—	—	—
	—	250,000	2.33	3/13/2031	—	—	—	—
	—	250,000	2.33	3/13/2031	—	—	—	—
	—	250,000	2.33	3/13/2031	—	—	—	—
	—	250,000	2.33	3/13/2031	—	—	—	—

48	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Equity Awards					Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Name	Exercisable	Unexercisable		Option Award Exercise Price ($)	Option Award Expiration Date

	19,963	—		48.33	5/7/2025	—	—	—	—
Richard Lindahl	20,321	—		61.01	2/26/2026	—	—	—	—
	24,414	—		61.44	2/25/2027	—	—	—	—
	16,043	—	(1)	93.49	2/24/2028	—	—	—	—
	25,751	12,913	(2)	41.38	3/1/2029	—	—	—	—
	4,099	8,209	(3)	12.06	3/2/2030	—	—	—	—
	16,394	32,837		8.39	6/9/2030	—	—	—	—
	—	125,000		2.33	3/13/2031	—	—	—	—
	—	—		—	—	3,222	30,802	—	—
	—	—		—	—	4,102	39,215	—	—
	—	—		—	—	16,410	156,880	—	—
	—	—		—	—	15,000	143,400	—	—
	—	—		—	—	—	—	12,308	117,664
	—	—		—	—	—	—	49,231	470,648
Coleen Glessner	15,752	7,899		42.28	4/8/2029	—	—	—	—
	2,562	5,130		12.06	3/2/2030	—	—	—	—
	10,247	20,523		8.39	6/9/2030	—	—	—	—
	—	125,000		2.33	3/31/2031			—	—
	—	—		—	—	1,971	18,843	—	—
	—	—		—	—	2,564	24,512	—	—
	—	—		—	—	10,256	98,047	—	—
	—	—		—	—	—	—	7,692	73,536
	—	—		—	—	—	—	30,770	294,161

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	49

Executive Compensation

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Equity Awards				Unvested Restricted Stock Unit Awards	Market Value Unvested Restricted Stock Unit Awards ($)(1)	Unvested Performance Stock Unit Awards(2)	Market Value Unvested Performance Stock Unit Awards ($)(3)

Name	Exercisable	Unexercisable	Option Award Exercise Price ($)	Option Award Expiration Date

Paul Williams	1,769	—	93.49	2/24/2028	—	—	—	—
	1,693	—	59.07	7/9/2028	—	—	—	—
	5,071	2,542	41.38	3/1/2029	—	—	—	—
	769	1,539	12.06	3/2/2030	—	—	—	—
	3,074	6,157	8.39	6/9/2030	—	—	—	—
	—	125,000	2.33	3/13/2031	—	—	—	—
	—	—	—	—	1,269	12,132	—	—
	—	—	—	—	769	7,352	—	—
	—	—	—	—	3,077	29,416	—	—
	—	—	—	—	—	—	2,308	22,064
	—	—	—	—	—	—	9,231	88,248
William Hartzel	7,877	3,949	42.28	4/8/2029	—	—	—	—
	1,025	2,052	11.66	3/6/2030	—	—	—	—
	4,099	8,209	8.39	6/9/2030	—	—	—	—
	—	125,000	2.33	3/13/2031	—	—	—	—
	—	—	—	—	1,971	18,843	—	—
	—	—	—	—	2,222	21,242	—	—
	—	—	—	—	2,051	19,608	—	—
	—	—	—	—	8,205	78,440	—	—
	—	—	—	—	15,000	143,400	—	—
	—	—	—	—	—	—	1,539	14,713
	—	—	—	—	—	—	6,154	58,832

50	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
The vesting dates of the awards are as follows:

Stock Options

Vesting Date	Joseph Papa	Richard Lindahl	Coleen Glessner	Paul Williams	William Hartzel

2/28/2025		12,913		2,542
3/1/2025		4,099	2,561	769
3/5/2025					1,025
3/12/2025	749,750	41,625	41,625	41,625	41,625
4/7/2025			7,899		3,949
6/8/2025		16,394	10,246	3,074	4,099
3/1/2026		4,110	2,569	770
3/5/2026					1,027
3/12/2026	249,750	41,625	41,625	41,625	41,625
6/8/2026		16,443	10,277	3,083	4,110
3/12/2027	250,500	41,750	41,750	41,750	41,750
(4)	250,000
Total	1,500,000	178,959	158,552	135,238	139,210

RSU's

Vesting Date		Richard Lindahl	Coleen Glessner	Paul Williams	William Hartzel

2/28/2025		3,222		1,269
3/1/2025		2,051	1,282	385
3/5/2025					1,026
4/7/2025			1,971		1,971
6/8/2025		8,205	5,128	1,539	4,103
7/11/2025					15,000
10/15/2025		15,000
11/11/2025					2,222
3/1/2026		2,051	1,282	384
3/5/2026					1,025
6/8/2026		8,205	5,128	1,538	4,102
Total		38,734	14,791	5,115	29,449
1.Represents the closing price of our common stock on December 31, 2024 multiplied by the number of shares underlying the unvested portion of the RSU award as of December 31, 2024.
2.The unvested portion of the PSU awards will vest upon satisfaction of the underlying performance criteria of adjusted EBITDA as a percentage of revenue. See “CEO Compensation,” beginning on page 31 of this proxy statement.
3.Represents the closing price of our common stock on December 31, 2024 multiplied by the number of shares underlying the unvested portion of the PSU award as of December 31, 2024.
4.Granted on March 13, 2024, stock options to be granted upon satisfaction of the conditions to vesting. Stock options vest following the anniversary of the grant date, based on the satisfaction of a $15 stock price performance hurdle as described in the CEO Employment Agreement, and subject to the executive officer's continued employment with the Company.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	51

Executive Compensation
Payments Upon Termination or Change in Control
Senior Management Severance Plan
Our Compensation Committee adopted the Second Amended and Restated Senior Management Severance Plan (the “Senior Management Severance Plan”), which replaced our Amended and Restated Senior Management Severance Plan. The Senior Management Severance Plan was put into place for the benefit of employees with the title of executive chair, chief executive officer, president, executive vice president, senior vice president or vice president who have been designated to participate in the Senior Management Severance Plan by our Board or, with the authorization of our Board, by our chief executive officer. Our chief executive officer is authorized to designate the greater of 7% of the total number of our employees or 35 employees to be participants in the Senior Management Severance Plan at any particular time, on the basis of name, title, function or compensation level. Our chief executive officer will at all times be a participant under the Senior Management Severance Plan and will have no less favorable rights under the Senior Management Severance Plan than any other participant. Each of the NEOs is currently a participant in the Senior Management Severance Plan.
For-cause terminations. If we terminate a participant’s employment with cause, as defined in the Senior Management Severance Plan, then the participant will not be entitled to receive any compensation, benefits or rights under the Senior Management Severance Plan, and any stock options or other equity participation benefits vested on or prior to the date of the termination, but not yet exercised, will immediately terminate.
Without-cause terminations. If we terminate a participant’s employment without cause, as defined in the Senior Management Severance Plan, the participant will be entitled to:
•Any unpaid base salary and accrued paid time-off through the date of termination;
•A pro-rata portion of the participant’s target annual bonus in respect of the year of termination;
•Any bonus earned but unpaid as of the date of termination for any previously completed year;
•Reimbursement for any unreimbursed expenses incurred by the participant prior to the date of termination;
•An amount equal to a specified percentage of the participant’s annual base salary and target bonus, as indicated in the table below;
•Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination under our relevant plans, policies and programs; and
•Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer.
The following table sets forth the percentage of base salary and the stated period for continued employee benefits to which each of our NEOs was entitled to receive had we terminated the executive officer’s employment without cause on December 31, 2024. Ms. Fox voluntarily terminated from the Company on August 16, 2024, as such she did not receive any payments pursuant to the Senior Management Severance Plan or any other arrangement in connection with her separation from the Company.

Benefits for a Termination without Cause

Name	Percentage of Annual Base Salary and Target Bonus	Stated Period for Continued Employee Benefits

Joseph Papa	150%	18 months
Richard Lindahl	125%	15 months
Coleen Glessner	125%	15 months
Paul Williams	75%	9 months
William Hartzel	75%	9 months
The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment without cause on December 31, 2024.

52	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation

Termination without Cause

Name	Cash Payments(1) ($)	Value of Benefits(2) ($)	Value of Equity Awards(3) ($)

Joseph Papa	3,450,000	47,345	—
Richard Lindahl	1,279,208	38,422	19,181
Coleen Glessner	1,207,600	13,091	11,989
Paul Williams	556,897	31,923	3,597
William Hartzel	526,509	31,923	4,796
1.Represents the aggregate amount equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2024, plus 100% of the NEO’s target annual bonus for 2024.
2.Represents the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
3.Assumes forfeiture of RSUs and PSUs, and the exercise of vested stock options within three months of termination. The value of vested stock options was calculated by multiplying the number of vested stock option by the difference between $9.56, which was the closing market price per share of our common stock on December 31, 2024, and the per share exercise price of the applicable stock option. If the resulting value of vested stock options was $0.00 or less, no value was attributed.
Change in control terminations. If we terminate a participant’s employment (i) without cause or a participant resigns for good reason, each as defined in the Senior Management Severance Plan, in each case within 18 months following a change in control, as defined in the Senior Management Severance Plan, or (ii) prior to a change in control at the request of a party involved in the change in control, or otherwise in connection with or in anticipation of a change in control, then the participant will be entitled to:
•A cash lump sum equal to the sum of:
◦Any unpaid base salary and accrued paid time-off through the date of termination,
◦A pro-rata portion of the participant’s target annual bonus in respect of the year of termination,
◦Any bonus earned but unpaid as of the date of termination for any previously completed year,
◦Any unreimbursed expenses incurred by the participant prior to the date of termination, and
◦An amount equal to a specified percentage of the sum of the participant’s base salary and the participant’s target bonus, as indicated in the table below;
•Employee and fringe benefits and perquisites, if any, to which the participant may be entitled as of the date of termination of employment under our relevant plans, policies and programs;
•Any unvested stock options, stock appreciation rights, shares of restricted stock, RSUs and other stock-unit awards held by the participant that are outstanding on the date of termination will become fully vested as of that date. In addition, the period during which any stock options held by the participant that are outstanding on that date may be exercised shall be extended to a date that is the later of the 15th day of the third month following the termination date, or December 31 of the calendar year in which the stock option would otherwise have expired if the exercise period had not been extended, but not beyond the final date the stock option could have been exercised if the participant’s employment had not terminated, in each case based on the term of the option at the original grant date;
•Continued eligibility for the participant and his or her eligible dependents to receive employee benefits (such as medical, dental, life insurance (not to exceed one year), and pension benefits), for a stated period following the participant’s date of termination as indicated in the table below, except when the provision of employee benefits would result in a duplication of benefits provided by any subsequent employer;
•The retention for the maximum period permitted by applicable law of all rights the participant has to indemnification from us immediately prior to the change in control and the continuation throughout the period of any applicable statute of limitations of any director’s and officer’s liability insurance covering the participant immediately prior to the change in control; and
•The advancement to the participant of all costs and expenses, including attorney’s fees and disbursements, incurred by the participant in connection with any legal proceedings that relate to the termination of employment or the interpretation or enforcement of any provision of the Senior Management Severance Plan, for which the participant will have no obligation to reimburse us if the participant prevails in the proceeding with respect to at least one material issue or the proceeding is settled.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	53

Executive Compensation
The following table sets forth the percentage of base salary and bonus and the stated period for continued employee benefits to which each of our NEOs was entitled to receive under the circumstances described above in connection with a change in control on December 31, 2024.

Benefits for a Termination in Connection with a Change in Control

Name	Percentage of Annual Base Salary and Target Bonus	Stated Period for Continued Employee Benefits

Joseph Papa	250%	30 months
Richard Lindahl	200%	24 months
Coleen Glessner	200%	24 months
Paul Williams	125%	12 Months
William Hartzel	125%	12 Months
The following table sets forth the amount of potential payments and value of benefits that each NEO would have received if we had terminated the executive officer’s employment prior to or in connection with a change in control on December 31, 2024.

Termination Prior to or in Connection with a Change in Control

Name	Cash Payments(1) ($)	Value of Benefits(2) ($)	Value of Equity Awards(3) ($)

Joseph Papa	5,750,000	78,909	9,037,500
Richard Lindahl	2,046,732	61,475	1,919,960
Coleen Glessner	1,932,160	20,946	1,440,246
Paul Williams	742,529	42,563	1,073,763
William Hartzel	702,012	42,563	1,273,228
1.Represents the aggregate equal to the applicable specified percentage of the NEO’s annual base salary in effect on December 31, 2024, plus 100% of the NEO’s target annual bonus for 2024.
2.Represents the estimated value of future premiums under our health and welfare benefit plans and life insurance program.
3.Represents the value of accelerated vesting of stock options, and RSUs and PSUs. The value of accelerated vesting of stock options was calculated by multiplying the number of shares subject to accelerated vesting under outstanding stock options by the difference between $9.56, which was the closing market price per share of our common stock on December 31, 2024, and the per share exercise price of the applicable accelerated stock option. If the resulting value of accelerated vesting of stock options was $0.00 or less, no value was attributed. If vesting of stock option is subject to attaining a stock price hurdle, only those stock options for which the applicable stock price hurdle was achieved on or before December 31, 2024 was accelerated and valued. The value of accelerated vesting of RSUs was calculated by multiplying the number of shares subject to accelerated vesting under RSU grants by $9.56, which was the closing market price per share of our common stock on December 31, 2024. The value of accelerated vesting of PSUs was calculated by multiplying the number of shares subject to accelerated vesting under PSU grants by $9.56, which was the closing market price per share of our common stock on December 31, 2024, with an associated performance factor of 100%.
General provisions. All payments under the Senior Management Severance Plan will be reduced by any applicable taxes required by law to be paid or withheld by us. If at the time a participant’s employment is terminated, the participant is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), then any payments to the participant that constitute non-qualified deferred compensation within the meaning of Section 409A will be delayed by a period of six months. All such payments that would have been made to the participant during the six-month period will be made in a lump sum on the date that is six months and one day following the date of termination, and all remaining payments will commence in the seventh month following the date of termination. Our Board or any committee thereof designated by our Board is authorized to administer the Senior Management Severance Plan and has authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Senior Management Severance Plan as it deems advisable.

54	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
As a condition to payment of any amounts under the Senior Management Severance Plan in connection with a termination without cause, the participant is required:
1.For the same stated period during which we have agreed to provide continued employee benefits to the terminated employee (not to exceed one year), not to:
◦Induce, counsel, advise, solicit or encourage our employees to leave our employ or to accept employment with any other person or entity,
◦Induce, counsel, advise, solicit or encourage any person who we employed within six months prior to that time to accept employment with any person or entity besides us or hire or engage that person as an independent contractor,
◦Solicit, interfere with or endeavor to cause any of our customers, clients or business partners to cease or reduce its relationship with us or induce any such customer, client or business partner to breach any agreement that such customer, client or business partner may have with us, or
◦Engage in or have a financial interest in any business competing with us within any state, region or locality in which we are then doing business or marketing products;
2.Upon reasonable notice and at our expense, to cooperate fully with any reasonable request that may be made by us in connection with any investigation, litigation or other similar activity to which we are or may be a party or may otherwise be involved and for which the participant may have relevant information; and
3.To sign and deliver a suitable waiver and release under which the participant will release and discharge us from and on account of any and all claims that relate to or arise out of our employment relationship.
Employment Agreements
During fiscal year 2024, none of our NEOs, other than Mr. Papa, had an employment agreement with us. On February 19, 2024, the Company and Mr. Papa entered into a written executive employment agreement concerning Mr. Papa’s employment (the “CEO Employment Agreement”), which is described below under “CEO Employment Agreement.” On an annual basis, the Compensation Committee determines salary increases, cash bonus amounts and equity awards for our NEOs. In addition, the Compensation Committee determines target annual cash bonuses as a percentage of each NEO’s annual base salary. We do not have any formal or informal policy for the amount of executive salary and bonus in proportion to total compensation.
Notwithstanding the above, the Board engaged Haywood Miller of Berkley Research Group (“BRG”) to serve as the Company’s Interim CEO from June 24, 2023 to February 21, 2024. As compensation for Mr. Miller’s professional services as Interim CEO, BRG received monthly cash compensation of $125,000 (or prorated portion thereof) in addition to the reimbursement of reasonable and documented direct out-of-pocket expenses related to Mr. Miller’s provision of services consistent with the Company’s travel and reimbursement policies.
CEO Employment Agreement
•Target Cash Compensation. The CEO Employment Agreement provides for an initial annual base salary of $1,000,000, eligibility for bonus compensation, with a target annual cash incentive bonus of 130% of annual base salary with a maximum opportunity of 200% of the annual base salary, and other ancillary benefits such as paid vacation, health and welfare benefits, generally consistent with those provided to other executive officers.
•Sign-On Bonus Eligibility. Pursuant to the terms of the CEO Employment Agreement, Mr. Papa is eligible to receive a sign-on bonus of $1,000,000 subject to Mr. Papa’s continued employment at the Company for a two-year period following his employment start date of February 21, 2024.
•Board Seat. Pursuant to the CEO Employment Agreement, Mr. Papa was appointed as a Class II director of the Board, which term ends at the 2026 annual stockholder meeting.
•Equity compensation that aligns with Mr. Papa’s focus on generating value for the Company’s Stockholders. In connection with his hiring, Mr. Papa was granted stock options to purchase 750,000 shares of the Company’s common stock under the Emergent BioSolutions Inc. Inducement Plan (the “Inducement Plan”), which will vest upon achievement of certain stock price hurdles ($5, $10 and $15 per share), provided that in no event will vesting occur prior to the first anniversary of the grant date. Mr. Papa also received options under the Inducement Plan to purchase 250,000 shares of the Company’s common stock, which will vest in equal installments over three years, subject to Mr. Papa’s continued service through each vesting date. Mr. Papa also received stock options to purchase up to 500,000 shares of common stock under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan (the “SIP”), which will vest in substantially equal installments over three years, subject to Mr. Papa’s continued service through each such date. Mr. Papa also is eligible for a performance-based incentive payment equal to $8,000,000, subject to the satisfaction of a share price performance factor ($15 per share) within five years and upon satisfaction of other terms set forth the CEO Employment Agreement.
•Severance Terms. Pursuant to the CEO Employment Agreement, Mr. Papa is eligible to participate in the Company’s Second Amended and Restated Senior Management Severance Plan.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	55

Executive Compensation
CEO Pay Ratio Disclosure
Pursuant to the SEC rules requiring companies to disclose their CEO and median-compensated employee pay ratio, set forth below is the ratio of compensation of our Chief Executive Officer to the median employee’s compensation.

Annual total compensation of Joseph Papa, CEO(1)	$6,062,562
Annual total compensation of the median employee(2)	$125,838
Ratio of Chief Executive Officer to median employee compensation	48:1
1.Annual total compensation for Mr. Papa utilizes annualized base salary, whereas Summary Compensation table utilizes actual base salary paid.
2.Annual total compensation of the median employee consisted of base pay, bonus (paid in 2025, but earned in 2024) and 401(k) match (where applicable).
In determining the median employee, a list of all full-time and part-time employees, exclusive of Mr. Papa, was prepared based on active employees included in the Company’s payroll system as of December 31, 2024. Salaries and wages were annualized for those employees who were not employed for the full year of 2024. Salaries and wages were ranked from lowest to highest, and the compensation (base pay, plus bonus) of the median employee was selected from the list.
Equity Compensation Plan Information
The following table sets forth information as of December 31, 2024, regarding securities authorized for issuance under our equity compensation plans, consisting of the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan, the Emergent BioSolutions Inc. Employee Stock Purchase Plan and the Emergent BioSolutions Inc. Inducement Plan. The Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan and the Emergent BioSolutions Inc. Amended Employee Stock Purchase Plan were adopted with the approval of our stockholders, while the Emergent BioSolutions, Inc. Inducement Plan was adopted without stockholder approval.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)(1)

Equity compensation plans approved by stockholders	5,052,673	$8.98	8,230,246
Equity compensation plans not approved by stockholders(2)	1,000,000	$2.33	4,000,000
Total	6,052,773		12,230,246
1.Represents 6,686,234 authorized shares that were available for future grants under the Emergent BioSolutions Inc. Amended and Restated Stock Incentive Plan as of December 31, 2024. These shares may be used for stock options, RSUs, stock appreciation rights, restricted stock awards, PSU awards and other stock-based awards. This amount also includes 1,544,012 shares of common stock that were available for issuance under the Emergent BioSolutions Inc. Amended Employee Stock Purchase Plan as of December 31, 2024.
2.Represents authorized shares that were available for future grants under the Emergent BioSolutions Inc. Inducement Plan as of December 31, 2024.

56	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Pay Versus Performance Disclosure
The table set forth below summarizes information to show the relationship between NEO compensation and certain financial performance measures for fiscal years 2020, 2021, 2022, 2023 and 2024. This information is provided in accordance with Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K.

Fiscal Year	Summary Compensation Table Total for PEO (Miller) ($)(1)	Summary Compensation Table Total for PEO (Papa) ($)(1)	Compensation Actually Paid to PEO (Miller) ($)(1)(2)	Compensation Actually Paid to PEO (Papa) ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)(3)	Average Compensation Actually Paid to Non-PEO NEOs ($)(2)(3)	Value of Initial Fixed $100 Investment Based on		Net Income (Loss) (in millions) ($)(5)	Total Revenues (in millions) ($)(5)

							Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(4)

2024	218,750	5,862,562	218,750	19,531,513	1,788,883	2,945,103	17.72	147.24	(190.6)	1,043.6
2023	766,667	5,103,858	766,667	393,077	1,813,193	462,669	4.45	146.27	(760.5)	1,049.3
2022	—	7,578,573	—	508,270	3,393,116	951,561	21.89	140.85	(211.6)	1,117.5
2021	—	6,932,076	—	532,388	2,469,172	192,682	80.57	121.8	219.5	1,773.6
2020	—	5,569,978	—	10,223,966	2,457,336	5,035,083	166.08	108.63	305.8	1,577.3
1.Mr. Kramer was our principal executive officer (PEO) for each of 2020, 2021, 2022 and until June 24, 2023. Mr. Miller was the Company’s Interim CEO from June 24, 2023 until February 21, 2024. Mr. Papa is the Company’s current CEO starting February 21, 2024.
2.The dollar amounts reported in the “Compensation Actually Paid to PEO” column, the “Compensation Actually paid to CEO (Miller)” column and the “Average Compensation Actually Paid to Non-PEO Named Executive Officers” column represent the amount of “compensation actually paid” (“CAP”) to each of our PEOs and the “average compensation actually paid” to our non-PEO NEOs, respectively, as computed in accordance with Item 402(v) of Regulation S-K. While SEC rules require us to disclose these amounts, they do not correlate to actual amounts that will or may be paid to our NEOs. The actual amounts that will or may be paid to each NEO will be determined following the completion of the applicable service and/or performance period based upon the actual achievement over such service and/or performance period. Supplemental tables reconciling compensation reported in our summary compensation table to CAP for our PEOs is provided below.
3.The non-PEO NEOs for 2024 are Mr. Lindahl, Ms. Glessner, Mr. Williams, Mr. Hartzel and Ms. Fox, our former EVP, General Counsel, Legal Affairs and Corporate Secretary. The 2023 non-PEO NEOs are Mr. Lindahl, Mr. Havey, our former Chief Operating Officer, Ms. Fox, Ms. Glessner and Mr. Williams. For 2022, the non-PEO NEOS were Mr. Lindahl, Mr. Havey, Ms. Fox and Mr. Saran, our former Chief Strategy and Development Officer, and for each of 2021 and 2020 the non-PEO NEOs were Mr. El-Hibri, Mr. Lindahl, Mr. Havey and Mr. Saran. Supplemental tables reconciling compensation reported in our summary compensation table to CAP for the average of our non-PEO NEOs is provided below.
4.Peer Group reflects published data for the S&P 500 Biotechnology Index.
5.Net income (loss) and Total Revenues for each year shown, as disclosed in the Company’s annual report on Form 10-K for the corresponding year. Total Revenues is our “Company-Selected Measure” as set forth in Regulation S-K 402(v). Note that the restatement identified in the Company’s Form 10-K/A filed on December 11, 2023 did not require a recovery in connection with the Company’s Executive Compensation Recovery Policy.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	57

Executive Compensation
Supplemental Tables:
PEO SCT to CAP Reconciliation

Fiscal Year	Reported Summary Compensation Table Total for PEO (Miller) ($)	Reported Summary Compensation Table Total for PEO (Papa) ($)	Reported Value of Equity Awards in the Summary Compensation Table(1) ($)	Equity Award Adjustments(1) ($)	Compensation Actually Paid to PEO (Miller) ($)	Compensation Actually Paid to PEO ($)

2024	218,750	5,862,562	(2,489,050)	16,158,000	218,750	19,531,513
2023	766,667	5,103,858	(3,398,039)	(1,312,741)	766,667	393,077
2022	N/A	7,578,573	(6,231,882)	(838,421)	N/A	508,270
2021	N/A	6,932,076	(4,998,767)	(1,400,921)	N/A	532,388
2020	N/A	5,569,978	(3,442,423)	8,096,411	N/A	10,223,966
1.Mr. Miller was not eligible to receive equity in his role as Interim CEO and did not receive equity awards from the Company prior to his service as Interim CEO. Accordingly, the equity award columns apply only to Mr. Papa in 2024 and Mr. Kramer for years 2020 through 2023.
PEO Equity Award Adjustment Reconciliation(1)

Fiscal Year	Year-End Fair Value of Awards Granted During Year That Remain Unvested as of Year End ($)	Year-over-Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year ($)	Year-end Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)

2024	16,158,000	—	—	—	—	—	16,158,000
2023	—	—	—	80,295	(1,393,036)	—	(1,312,741)
2022	1,391,610	(1,603,115)	—	(626,916)	—	—	(838,421)
2021	1,869,759	(3,301,247)	—	30,567	—	—	(1,400,921)
2020	5,854,355	1,898,642	—	343,414	—	—	8,096,411
1.Mr. Miller was not eligible to receive equity in his role as Interim CEO. Accordingly, this table applies only to Mr. Kramer for years 2020 through 2023 and Mr. Papa for 2024.
Average non-PEO NEO SCT to CAP Reconciliation

Fiscal Year	Average Reported Summary Compensation Table Total for non-PEO NEOs ($)	Average Reported Value of Equity Awards in the Summary Compensation Table ($)	Total Average Equity Award Adjustments ($)	Average Compensation Actually Paid to non-PEO NEOs ($)

2024	1,788,883	(269,975)	1,426,196	2,945,103
2023	1,813,193	(881,054)	(469,470)	462,669
2022	3,393,116	(2,640,104)	198,549	951,561
2021	2,469,172	(1,539,799)	(736,691)	192,682
2020	2,457,336	(1,406,360)	3,984,107	5,035,083

58	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Executive Compensation
Average non-PEO NEO Equity Award Adjustment Reconciliation

Fiscal Year	Average Year-End Fair Value of Awards Granted During Year That Remain Unvested as of Year End ($)	Year-over-Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Covered Year ($)	Year-over-Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Covered Year ($)	Average Year-End Fair Value of Equity Awards that Failed to Meet Vesting Conditions in the Covered Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)

2024	894,360	333,544	—	198,291	—	—	1,416,195
2023	147,810	(604,648)	—	(12,632)	—	—	(469,470)
2022	764,901	(389,222)	—	(177,130)	—	—	198,549
2021	575,964	(1,417,932)	—	105,276	—	—	(736,691)
2020	2,391,709	1,136,285	—	456,113	—	—	3,984,107
Relationship Between Compensation Actually Paid and Performance
The graphs below show the following relationships:
(1) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to the Company’s non-PEO NEOs and the Company’s cumulative total shareholder return (“TSR”) and comparison of company TSR and peer group TSR. PEO CAP applies to Mr. Kramer for years 2020 through 2023 and Mr. Papa for 2024.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	59

Executive Compensation
(2) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to the Company’s non-PEO NEOs and the Company’s net income (loss). PEO CAP applies to Mr. Kramer for years 2020 through 2023 and Mr. Papa for 2024.
(3) Relationship between compensation “actually paid” to each PEO and average actual compensation paid to non-PEO NEOs and Total Revenues. PEO CAP applies to Mr. Kramer for years 2020 through 2023 and Mr. Papa for 2024.
Financial Performance Measures
The following table lists the three financial performance measures that, in Emergent’s assessment, are the most important measures that the Company uses to link CAP to its NEOs to company performance. The following is provided in accordance with Item 402(v) of Regulation S-K.

Measure 1	Total Revenues (Company Selected Measure)
Measure 2	Adjusted EBITDA Margin
Measure 3	Adjusted Net Income (Loss)

60	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Policies and Procedures for
Related Person Transactions
Our Board has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, when the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a related person, has a direct or indirect material interest.
If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a related person transaction, the related person must report the proposed related person transaction to our general counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by the Audit and Finance Committee. Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit and Finance Committee will review, and, in its discretion, may ratify the related person transaction if it deems ratification appropriate under the circumstances. The policy also permits the chair of the Audit and Finance Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between Audit and Finance Committee meetings, subject to ratification by the Audit and Finance Committee at its next meeting. Any related person transactions that are ongoing in nature are reviewed annually.
A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit and Finance Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit and Finance Committee will review and consider:
•The related person’s interest in the related person transaction;
•The approximate dollar value of the amount involved in the related person transaction;
•The approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;
•Whether the transaction was undertaken in the ordinary course of our business;
•Whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;
•The purpose of, and the potential benefits to us of, the transaction; and
•Any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.
The Audit and Finance Committee may approve or ratify the transaction only if the Audit and Finance Committee determines that, under all of the circumstances, the transaction is consistent with our best interests. The Audit and Finance Committee may impose any conditions on the related person transaction that it deems appropriate. In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, the Board has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:
•Interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity) that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $1 million dollars or 2% of the annual gross revenues of the other entity that is a party to the transaction, and (d) the amount involved in the transaction equals less than 2% of our annual gross revenues; and
•A transaction that is specifically contemplated by provisions of our third restated certificate of incorporation (the “Certificate of Incorporation”) or By-laws.
The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.
Since January 1, 2024, there were no related party transactions, nor are there currently any proposed related party transactions, which in accordance/ with SEC rules, would require disclosure in this proxy statement.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	61

Policies and Procedures for Related Person Transactions
Indemnification Agreements
We have entered into an indemnification agreement with each of our directors and executive officers. Our form of indemnification agreement, and our Certificate of Incorporation and By-laws, require us to indemnify and advance expenses to these persons to the full extent permitted by Delaware law. We also intend to enter into an indemnification agreement with each of our future directors and executive officers.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving this proxy statement and accompanying proxy card?
This proxy statement and the accompanying proxy card are being furnished to you by the Board of Directors (the “Board” or “Board of Directors”) of Emergent BioSolutions Inc. (“Emergent”, the “Company”, “we”, “us” or “our”) to solicit your proxy to vote your shares at our 2025 annual meeting of stockholders and at any adjournment or postponement of the meeting. The annual meeting will be conducted in virtual format via live audio webcast on April 30, 2025, at 9:00 a.m. Eastern Time. Stockholders can attend the meeting via the internet at www.virtualshareholdermeeting.com/EBS2025.
This proxy statement describes matters on which you may vote and provides you with other important information so that you can make informed decisions. You are requested to vote on each of the proposals described in this proxy statement and are invited to attend the virtual annual meeting.
What does it mean to vote by proxy?
It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the annual meeting. When you submit your proxy by internet, by telephone or by mail, you appoint each of Joseph Papa, our president and chief executive officer, Richard Lindahl, our executive vice president, chief financial officer and treasurer, and Jessica Perl, our senior vice president, general counsel and corporate secretary, or their respective substitutes or nominees, as your representatives — your “proxies” — at the meeting to vote your shares in accordance with your instructions. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares as the Board recommends, and may vote in their discretion with respect to any other matters properly presented at the annual meeting.
Who is entitled to vote at the annual meeting?
Holders of the Company’s common stock as of the close of business on the record date, March 3, 2025, may vote by proxy or virtually at the annual meeting. As of the close of business on March 3, 2025, there were 54,337,026 shares of common stock outstanding and entitled to vote and held by 41 holders of record. The common stock is the only outstanding voting security of the Company, and each share of common stock is entitled to one vote on each matter properly brought before the annual meeting.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
You may own shares of the Company’s common stock in two different ways:
•Record Ownership. If your stock is represented by one or more stock certificates registered in your name or if you have a Direct Registration System account in your name evidencing shares held in book-entry form, with our transfer agent, Broadridge Financial Solutions, Inc., and you are a “stockholder of record.”
•Beneficial Ownership. If your shares are held in a brokerage account or by a bank or other nominee, those shares are held in “street name” and you are considered the “beneficial owner” of the shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares, and you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.
If I hold shares in street name by my bank or broker, will my bank or broker automatically vote my shares for me?
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction.

62	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Policies and Procedures for Related Person Transactions
What is a “broker non-vote” and how would it affect the vote?
Shares that banks and brokers are not authorized to vote on a particular proposal are referred to as “broker non-votes.” The ratification of the Company’s independent registered public accounting firm is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions and, as a result, we do not expect to receive broker non-votes with respect to this proposal.
We expect all other proposals to be voted upon at the annual meeting to be considered to be non-routine, meaning that banks and brokers would not be able to vote your shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
Broker non-votes will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal presented at the annual meeting.
What is an “abstention” or a “vote withheld” and how would it affect the vote?
An “abstention” occurs when a stockholder submits a proxy with explicit instructions to decline to vote regarding a particular matter and a “vote withheld” occurs when a stockholder submits a proxy with explicit instructions to decline to vote in favor of a director nominee. Abstentions and votes withheld are counted as present for purposes of determining a quorum. Because an abstention is not considered to be a vote “cast” for a particular matter, it will have no effect on any of the proposals presented at the annual meeting. In addition, because a vote withheld with respect to the election of directors does not have legal effect under the existing plurality voting standard, a director may be elected with as little as one affirmative vote.
What does it mean if I receive more than one proxy card from the Company?
It means that you have more than one account for your shares. Please vote by internet or telephone using each of the identification numbers, or complete and mail all proxy cards to ensure that all of your shares are voted.
What is “householding” and how does it affect me?
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or proxy statement and annual report addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. Because we utilize the “householding” rules for proxy materials, stockholders who share the same address generally will receive only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report, unless we receive contrary instructions from any stockholder at that address. If you prefer to receive multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report at the same address, additional copies will be provided to you promptly upon request. If you are a stockholder of record, you may obtain additional copies upon written or oral request to Emergent BioSolutions Inc., Attn: Investor Relations, 300 Professional Drive, Gaithersburg, Maryland 20879; Telephone: (240) 631-3200, Email: investorrelations@ebsi.com. Eligible stockholders of record receiving multiple copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report can request householding by contacting us in the same manner.
If you are a beneficial owner and hold your shares in a brokerage or custody account, you can request additional copies of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report or you can request householding by notifying your broker, bank or other nominee.
How do I attend the annual meeting? When and where will the annual meeting be held?
The annual meeting will be held on April 30, 2025. This year, we will be once again hosting the annual meeting live via the internet. You will not be able to attend the annual meeting in person. Any stockholder can listen to and participate in the annual meeting live via the internet at www.virtualshareholdermeeting.com/EBS2025. To participate in the virtual annual meeting, you will need the 16-digit control number which appears on your proxy card, voting instruction form or notice you will receive. The annual meeting webcast will begin promptly at 9:00 a.m., Eastern Time. We encourage you to access the annual meeting webcast prior to the start time. Online check-in will begin, and stockholders may begin submitting written questions, at 8:45 a.m., Eastern Time, and you should allow ample time for the check-in procedures. If you do not have a control number, you may attend as a guest (non-stockholder), but will not have the option to vote your shares at the virtual meeting.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	63

Policies and Procedures for Related Person Transactions
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Why are we holding the annual meeting virtually?
We have determined that hosting a virtual annual meeting of stockholders will provide expanded access, improved communication, and cost savings. Hosting a virtual meeting enables increased stockholder attendance and participation since stockholders can participate from any location around the world. We intend that the virtual meeting format will provide stockholders a similar level of transparency to the traditional in-person meeting format and we will take steps to ensure such an experience. Our stockholders will be afforded the same opportunities to participate at the virtual annual meeting as they would at an in-person annual meeting of stockholders. Our virtual annual meeting allows stockholders to submit questions and comments before and during the annual meeting. After the annual meeting, we will be answering stockholder questions that comply with the rules of conduct for the annual meeting; which will be posted on the virtual annual meeting web portal. To the extent time does not allow us to answer all of the appropriately submitted questions, we will answer them in writing on the Company’s website at www.emergentbiosolutions.com under the section “Investors,” soon after the meeting. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition.
How can I change my vote or revoke my proxy?
If you hold shares in your own name as a stockholder of record, you may change your vote or revoke your proxy at any time before voting begins by:
•Giving notice of revocation to our Corporate Secretary, at Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, Maryland 20879 (by mail or overnight delivery);
•Executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;
•Voting by the internet or telephone prior to the time the voting facilities close (your latest internet or telephone vote will be counted); or
•Logging onto and voting at the virtual annual meeting.
If you decide to revoke or change your vote other than by voting at the annual meeting, we must receive the notice of revocation or new vote by 11:59 p.m., Eastern Time, on Tuesday, April 29, 2025, the date prior to the date of the annual meeting.
If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the annual meeting.
What is the “quorum” for the annual meeting and what happens if a quorum is not present?
In order to conduct business at the annual meeting, the holders of at least a majority of the total number of shares of the Company’s common stock issued and outstanding and entitled to vote as of the March 3, 2025, record date, or 54,337,026 shares, must be present in person or represented by proxy. This requirement is called a “quorum.” If you vote by internet or by telephone, or submit a properly executed proxy card, your shares will be included for purposes of determining the existence of a quorum. Proxies marked “abstain” or “withhold” will be counted in determining the presence of a quorum. If the shares present in person or represented by proxy at the annual meeting are not sufficient to constitute a quorum, the annual meeting may be adjourned to a different time and place to permit further solicitations of proxies sufficient to constitute a quorum.
Does the Company offer an opportunity to receive future proxy materials electronically?
Yes. If you vote on the internet, simply follow the prompts for enrolling in electronic proxy delivery service. This will reduce our printing and postage costs, as well as the number of paper documents you will receive.
If you are a stockholder of record, you may enroll in this service at the time you vote your proxy or at any time after the annual meeting and can read additional information about this option and request electronic delivery by going to www.proxyvote.com. If you hold shares in street name, please contact your broker, bank or other nominee to enroll for electronic proxy delivery.

64	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Policies and Procedures for Related Person Transactions
Who will conduct the proxy solicitation and who will bear the cost?
The costs of soliciting proxies will be borne by us. The solicitation is being made primarily through the mail and electronic mail, but our directors, officers and employees may also engage in the solicitation of proxies in person, by telephone, electronic transmission or by other means. No compensation will be paid by us in connection with the solicitation of proxies, except that we may reimburse brokers, banks, custodians, nominees and other record holders for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners.
Who will count the votes?
Broadridge Financial Solutions, Inc. will tabulate the votes cast by internet, telephone and mail. Richard Lindahl will tabulate any votes cast at the annual meeting and will act as inspector of election to certify the results.
Where can I find the voting results of the meeting?
We will publish the voting results in a Form 8-K filed with the SEC within four business days after the annual meeting. You can read or print a copy of that report by going to either the Company’s website at www.emergentbiosolutions.com under the section “Investors –Financials – SEC Filings” or the SEC’s website at www.sec.gov.
Will a list of stockholders entitled to vote at the annual meeting be available?
A list of stockholders of record as of March 3, 2025, the record date, will be available for inspection by stockholders for any purpose germane to the annual meeting during normal business hours for the ten days prior to the meeting date, at our corporate headquarters at 300 Professional Drive, Gaithersburg, Maryland 20879. This list will also be available during the virtual annual meeting for examination by any stockholder at www.virtualshareholdermeeting.com/EBS2025.
How to Vote?
If you are a stockholder of record, you may vote your shares:

By Internet.
Before the Meeting - Go to www.proxyvote.com.
Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 29, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting - Go to www.virtualshareholdermeeting.com/EBS2025.
You may attend the meeting via the internet and vote during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

By Telephone. To vote by telephone, call 1-800-690-6903 (toll-free from the U.S. and Canada). Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 29, 2025. Have your proxy card in hand when you call and then follow the instructions. If you vote by telephone, please do not mail in a proxy card.

By Mail. If you received your proxy materials by mail, you may vote by completing, signing and returning your proxy card. If you vote by mail, please mark, sign and date your proxy card and return it in the enclosed postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the annual meeting. We encourage you to vote by telephone or over the internet or by mail by completing your proxy card, even if you plan to attend the virtual annual meeting.
If you hold shares in street name through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone and over the internet. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the annual meeting, you will need your unique control number which appears on the instructions that accompanied the proxy materials. In any case, voting in advance by phone, internet or mail or through your broker, bank or other nominee will not prevent you from voting at the virtual annual meeting. If you have any questions about voting your shares or attending the virtual annual meeting, please contact our Investor Relations department at (240) 631-3200 or by email at investorrelations@ebsi.com.

EMERGENT BIOSOLUTIONS INC.	2025 Proxy Statement	65

Additional Matters
Other Matters
Our Board has no knowledge of any other matters that may come before the meeting. However, if any other matters are properly presented at the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on those matters.
Requests for Copies of Annual Report
We will provide without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, including financial statements and schedules, to each of our stockholders of record on March 3, 2025, and to each beneficial owner of common stock on that date, upon receipt of a written request for the Annual Report on Form 10-K mailed to our offices, Emergent BioSolutions Inc., 300 Professional Drive, Gaithersburg, MD 20879, Attention: Investor Relations, telephone: (240) 631-3200, email: investorrelations@ebsi.com. In the event that exhibits to the Annual Report on Form 10-K are requested, a fee will be charged for reproduction of the exhibits. Requests from beneficial owners of common stock must set forth a good faith representation as to such ownership. Our filings with the SEC are available without charge on our website at www.emergentbiosolutions.com as soon as reasonably practicable after they are filed.
Stockholder Proposals for the 2026 Annual Meeting
Any stockholder who intends to present a proposal at the Company’s 2026 annual meeting, and who wishes to have the proposal included in the Company’s proxy statement for that meeting (the “2026 Proxy Statement”), must deliver the proposal to the Company’s Corporate Secretary no later than November 21, 2025. Any proposal received after this date will be considered untimely and may be excluded from the 2026 Proxy Statement. A proposal must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.
A stockholder may present a proposal that is a proper subject for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the stockholder must comply with the procedures set forth in the Company’s by-laws. The by-laws require that a stockholder who intends to present a proposal at an annual meeting of stockholders, including a nomination for election of directors, submit the proposal to the Corporate Secretary not fewer than 90 and not more than 120 days before the anniversary of the date of the previous year’s annual meeting. To be eligible for consideration at the 2026 annual meeting, such a proposal and any nominations for director, including nominations pursuant to Rule 14a-19 under the Exchange Act, must be received by the Corporate Secretary between December 31, 2025, and January 30, 2026. This advance notice period is intended to allow stockholders an opportunity to consider all business and nominees expected to be considered at the meeting. Any such proposal received after this date may be considered untimely and may be excluded. In addition to satisfying all of the requirements under the Company’s by-laws, any stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees at the 2026 annual meeting must also comply with all applicable requirements of Rule 14a-19 under the Exchange Act.
All submissions to, or requests from, the Corporate Secretary should be made to Emergent BioSolutions Inc., Attention: Corporate Secretary, 300 Professional Drive, Gaithersburg, MD 20879.
OUR BOARD OF DIRECTORS HOPES THAT YOU WILL ATTEND THE VIRTUAL ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO VOTE YOUR PROXY AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY AT THE MEETING.

66	2025 Proxy Statement	EMERGENT BIOSOLUTIONS INC.

Appendix A
DEFINITIONS AND RECONCILIATIONS OF NON-GAAP TO GAAP FINANCIAL MEASURES

Certain financial measures presented in our proxy statement have not been presented or prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Certain of these financial measures are considered not in conformity with GAAP (“non-GAAP financial measures”) under the rules promulgated by the Securities and Exchange Commission.
We define Adjusted EBITDA, which is a non-GAAP financial measure, as net loss before income tax provision (benefit), interest expense, net, depreciation, amortization of intangible assets, excluding the impact of changes in fair value of financial instruments, acquisition and divestiture-related costs, severance and restructuring costs, settlement charges, net, exit and disposal costs, impairment charges, gain (loss) on sale of business, non-cash amortization charges, contingent consideration milestones and other income (expense) items. We believe that this non-GAAP financial measure, when considered together with our GAAP financial results and GAAP financial measures, provides management and investors with a more complete understanding of our operating results, including underlying trends. In addition, EBITDA is a common alternative measure of operating performance used by many of our competitors. It is used by investors, financial analysts, rating agencies and others to value and compare the financial performance of companies in our industry, although it may be defined differently by different companies. Therefore, we also believe that these non-GAAP financial measures, considered along with corresponding GAAP financial measures, provide management and investors with additional information for comparison of our operating results with the operating results of other companies.
We define Adjusted Net Loss, which is a non-GAAP financial measure, as net loss excluding the impact of changes in fair value of financial instruments, acquisition and divestiture-related costs, severance and restructuring costs, settlement charges, net, exit and disposal costs, impairment charges, gain on sale of business, non-cash amortization charges, contingent consideration milestones, and other income (expense) items. Management uses Adjusted Net Loss to assess total Company operating performance on a consistent basis. We believe that these non-GAAP financial measures, when considered together with our GAAP financial results and GAAP financial measures, provide management and investors with an additional understanding of our business operating results, including underlying trends.
Non-GAAP financial measures are not defined in the same manner by all companies and may not be comparable with other similarly titled measures of other companies. In addition, non-GAAP financial measures used for computing executive officer annual incentive pay may be defined differently from similarly titled measures used for financial reporting purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, the information contained in our Consolidated Statements of Operations.

EMERGENT BIOSOLUTIONS, INC.	2025 Proxy Statement	A-1

Appendix A
RECONCILIATIONS OF NET LOSS TO ADJUSTED EBITDA FOR THE YEARS PRESENTED IN THE PROXY STATEMENT:

	Year Ended December 31,

($ in millions)	2024 ($)	2023 ($)

Net loss	$(190.6)	$(760.5)
Adjustments:
Depreciation & amortization	108.8	125.1
Income taxes	47.7	29.3
Total interest expense, net	69.0	80.9
Impairments	27.2	524.9
Inventory step-up provision	6.2	3.9
Changes in fair value of contingent consideration	1.8	0.2
Severance and restructuring costs	22.5	33.4
Exit and disposal costs	13.3	12.5
Acquisition and divestiture costs	—	4.7
Gain on sale of business	(24.3)	(74.2)
Settlement charges, net	121.7	—
Contingent consideration milestones	(30.0)	—
Other income (expense), net items(1)	9.8	(2.5)
Total adjustments	$373.7	$738.2
Adjusted EBITDA	$181.3	$(22.3)
1.Other income (expense), net item adjustments to reconcile Net Loss to Adjusted EBITDA in 2024 are related to a loss on sale of building, equity method investment write-off and loan forgiveness, which was recorded to other income (expense), net during the year ended December 31, 2024. Other income (expense), net item adjustments to reconcile Net Loss to Adjusted EBITDA in 2023 are related to gain on extinguishment of debt, which was recorded to other income (expense), net during the year ended December 31, 2023.

A-2	EMERGENT BIOSOLUTIONS, INC.	2025 Proxy Statement

Appendix A
RECONCILIATIONS OF NET LOSS TO ADJUSTED NET LOSS FOR THE YEARS PRESENTED IN THE PROXY STATEMENT:

	Year Ended December 31,

($ in millions)	2024 ($)	2023 ($)

Net loss	$(190.6)	$(760.5)
Non-cash amortization charges	72.5	86.8
Changes in fair value of contingent consideration	1.8	0.2
Impairments	27.2	524.9
Severance and restructuring costs	22.5	33.4
Inventory Step-up provision	6.2	3.9
Acquisition and divestiture costs	—	4.7
Exit and disposal costs	13.3	12.5
Gain on sale of business	(24.3)	(74.2)
Settlement charges, net	121.7	—
Contingent consideration milestones	(30.0)	—
Other income (expense), net items(1)	9.8	(2.5)
Tax effect	(42.2)	(148.2)
Total adjustments:	$178.5	$441.5
Adjusted net loss	$(12.1)	$(319.0)
1.Other income (expense), net item adjustments to reconcile Net Loss to Adjusted EBITDA in 2024 are related to a loss on sale of building, equity method investment write-off and loan forgiveness, which was recorded to other income (expense), net during the year ended December 31, 2024. Other income (expense), net item adjustments to reconcile Net Loss to Adjusted EBITDA in 2023 are related to gain on extinguishment of debt, which was recorded to other income (expense), net during the year ended December 31, 2023.

EMERGENT BIOSOLUTIONS, INC.	2025 Proxy Statement	A-3

EMERGENT BIOSOLUTIONS INC.
C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS
P.O. BOX 1342
BRENTWOOD, NY 11717

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V63614-P27158

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EMERGENT BIOSOLUTIONS INC.

Nominees Class I:	For	Withhold
1a. Keith Katkin	☐	☐
1b. Ronald Richard	☐	☐
1c. Kathryn Zoon Ph.D.	☐	☐

The Board of Directors recommends a vote "FOR" each of Proposals 2 and 3.

Other business may be considered as may properly come before the meeting or any adjournment or postponement of the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF STOCKHOLDERS OF
EMERGENT BIOSOLUTIONS INC.
APRIL 30, 2025

Dear Stockholder:

Please take note of the important information accompanying this proxy card. There are matters related to the operation of Emergent BioSolutions Inc. that require your prompt attention. Your vote counts, and you are strongly encouraged to exercise your right to vote the shares.

Please vote the shares using one of the methods described on the reverse side of this proxy card. Thank you in advance for your prompt consideration of these matters.

Sincerely,

Board of Directors of Emergent BioSolutions Inc.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice of the Meeting, Annual Report on Form 10-K, Proxy Statement and Proxy Card are available at www.proxyvote.com

V63615-P27158

EMERGENT BIOSOLUTIONS INC.
300 PROFESSIONAL DRIVE
GAITHERSBURG, MD 20879

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2025 ANNUAL MEETING OF STOCKHOLDERS

The undersigned, having received the Notice of Meeting and Proxy Statement and revoking all prior proxies, hereby appoints Joseph Papa, Richard Lindahl and Jessica Perl, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all shares of common stock of Emergent BioSolutions Inc. (the "Company") held of record by the undersigned as of March 3, 2025, at the 2025 Annual Meeting of Stockholders of the Company, a virtual meeting that will be conducted via live audio webcast on Wednesday, April 30, 2025 at 9:00 a.m. Eastern Time, and at any adjournment or postponement thereof, and, in their discretion, on any matters properly presented for a vote at the Annual Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS GIVEN WITH RESPECT TO A PARTICULAR PROPOSAL, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL CLASS I DIRECTOR NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

(Continued and to be signed on the reverse side)